Exhibit 2.1
PURCHASE AND SALE AGREEMENT
(Asset Sale Pursuant to 11 U.S.C. Section 363)
     PURCHASE AND SALE AGREEMENT (including all Exhibits and Schedules, as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of June 15, 2009, by and among THE SCO GROUP, INC., a Delaware corporation (“SCO Group” or the “Company”), SCO OPERATIONS, INC., a Delaware corporation and a wholly owned subsidiary of SCO Group (“SCO Operations”), SCO GLOBAL, INC., a Delaware corporation and a wholly owned subsidiary of SCO Group (“SCO Global”; together with SCO Group and SCO Operations, “Sellers” and each, a “Seller”), and UNXIS, INC., a Delaware corporation (“Purchaser”). Each Seller and Purchaser is referred to in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS
     The following recitals form the basis for and are incorporated as a part of this Agreement:
     A. Sellers own or hold interests in the Purchased Assets described herein.
     B. On or about September 14, 2007 (the “Petition Date”), SCO Group and SCO Operations (together, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, jointly administered as Case Nos. 07-11337 and 07-11338 (KG) (the “Chapter 11 Cases”).
     C. Prior to the date hereof, Purchaser and/or its agent or affiliates, and Sellers have been in discussions and negotiations with respect to the purchase and sale of the Purchased Assets, and Purchaser has engaged, and continues to engage, in due diligence with respect thereto, and in particular, financial information of the Sellers, liabilities in respect of Employees, Acquired Subsidiaries, Purchased Subsidiaries, and export licenses.
     D. Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Sellers, on the terms and subject to the conditions set forth in this Agreement and pursuant to Sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable considerations, the receipt and adequacy of which are acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINED TERMS
     1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, mediation or other dispute resolution proceeding, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.
          “Acquired Subsidiaries” means the Purchased Subsidiaries for which Purchaser has not made an Opt Out Election or a Subsidiary Asset Election, and “Acquired Subsidiary” means each of them.
          “Affiliate” means, with respect to any specified Person at any time, (a) each Person, directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the equity interests of, such specified person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the members of the immediate family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time. For the avoidance of doubt, the relationship of a third party to any specified Person as a reseller, distributor, sales representative, marketing agent or similar capacity for such Person shall not, by reason of such relationship alone, be deemed to make such third party an Affiliate of such Person.
          “Agreement” shall have the meaning set forth in the preamble to this Agreement.
          “Assignment and Assumption” means an assignment and assumption agreement, in form and substance mutually acceptable to Sellers and Purchaser.
          “Assumed Contracts” means those Contracts to which a Seller is a party or by which it is bound and set forth on Exhibit A hereto, which Exhibit A may be amended from time to time as provided in Section 7.1(c).
          “Assumed Executory Contracts” means the Assumed Contracts and the Assumed Leases.
          “Assumed Leases” means unexpired leases for non-residential real property or personalty assumed by the Debtors under the Assumption and Assignment Order.
          “Assumed Liabilities” shall have the meaning set forth in Section 2.4.
          “Assumption and Assignment Order” means the Final Order of the Bankruptcy Court, in form and substance acceptable to Purchaser, (i) approving the assumption and assignment to Purchaser of the Assumed Executory Contracts, without adequate assurance of future performance liability pursuant to section 365(f)(2) of the Bankruptcy Code, except Purchaser’s promise to perform its obligations under the Assumed Contracts following the Closing; (ii) transferring and assigning the Assumed Executory Contracts such that the Assumed Executory Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Purchaser, among other things, defaults, breaches or claim of pecuniary losses existing as of the Closing or by reason of the Closing; and (iii) providing that the provisions of Rules 6004(g) and 6006(d) are waived and there will be no stay of execution under Rule 62(a) of the Federal Rules of Civil Procedure.
          “Audited Financials” shall have the meaning set forth in Section 5.5(a)(i).
          “AutoZone” means AutoZone, Inc. and “AutoZone Litigation” means that certain case styled The SCO Group, Inc. v. AutoZone, Inc., Case No. CV-S-04-0237-RCJ-LRL in the United States District Court for the District of Nevada and appeals arising therefrom.
          “Bankruptcy Code” means Title 11 of the United States Code.
          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases originally administered in the United States Bankruptcy Court for the District of Delaware.
          “Bill of Sale” means a bill of sale, in form and substance mutually acceptable to Sellers and Purchaser.
          “Books and Records” means all material papers and records (in physical, electronic, magnetic or optical format) in the care, custody, or control of Sellers or any Purchased Subsidiary, relating directly or primarily to the Business, including all purchasing and sales records, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing requirement documents, software release notes or orders and documentation relating to maintenance obligations or other Assumed Liabilities, but excluding minute books, stock transfer records and tax returns (other than those of the Purchased Subsidiaries, which shall be deemed to be included within the definition of Books and Records).
          “Business” means the business of Sellers as presently conducted by Sellers, either directly or through the Purchased Subsidiaries, including the business of developing, manufacturing, selling, marketing, supporting, and providing services related to, the Products.
          “Business Day” means any day of the year on which national banking institutions in Wilmington, Delaware are open to the public for conducting business and are not required or authorized to close.
          “Cash Deposit” means $250,000.
          “CEO” shall have the meaning set forth in Section 4.2(h).
          “CFIUS Approval” means the approval (in whatever form is deemed by Purchaser to be sufficient) of the United States Government’s Committee on Foreign Investment in the United States to the transactions contemplated by this Agreement.
          “Chapter 11 Cases” shall have the meaning set forth in the Recitals to this Agreement.

          “Claims” means any and all claims as defined in Section 101(5) of the Bankruptcy Code.
          “Closing” shall have the meaning set forth in Section 4.1.
          “Closing Date” shall have the meaning set forth in Section 4.1.
          “COBRA” shall have the meaning set forth in Section 5.12(d).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” shall have the meaning set forth in the preamble to this Agreement.
          “Company Technology” means any and all Technology and Intellectual Property used in the operation of the Business by any Seller and/or by any Purchased Subsidiary as conducted prior to Closing or as contemplated by Sellers or by any Purchased Subsidiary prior to Closing to be conducted (including, without limitation, those evidenced by a written business plan, written development plan or computer software code).
          “Company Owned Technology” means all Technology and Intellectual Property owned or claimed to be owned by any Seller or by any Purchased Subsidiary.
          “Computer Software” means all computer software including: source code; object code; operating systems, applications programs, firmware; files, records and data; product specifications; schematics; logic diagrams; flow charts; algorithms; databases; routines; sub-routines; program and system logic; program architecture; program structure, sequence and organization; listings; screen displays; programmers’ notes; languages; compilers; testing routines and procedures; test results; documentation; operating instructions; technical and user manuals; training materials; all media on which any of the foregoing is recorded; all technology and tools used to design, develop, test, support, maintain and diagnose errors in the computer software; all updates, upgrades, modifications, enhancements, improvements and derivatives of the foregoing; and all other information and technical data related to the ownership, use, design, development, testing, enhancement, support and/or maintenance of the computer software.
          “Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 10, 2008, between SCO Group and Stephen Norris Capital Partners, LLC, which Purchaser acknowledges is binding upon it.
          “Contract” means any written or oral contract, indenture, note, bond, lease, license or other legally binding agreement or arrangement.
          “Contractual Obligation” means, with respect to any Person, liability, obligation, (whether of payment or performance or otherwise) arising under or in connection with any Contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including but not limited to any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
          “Cure Amount” or “Cure Amounts” means any and all sums of money necessary to cure monetary defaults under the Assumed Executory Contracts which are required to be cured under the Bankruptcy Code so that such Assumed Executory Contracts may be assumed by Sellers and assigned to Purchaser in accordance with Section 365 of the Bankruptcy Code.
          “Debt” for any Person means all obligations (including but not limited to Contractual Obligations) (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for which interest charges are customarily paid, (d) under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) issued or assumed as the deferred purchase price of property or services (other than trade accounts payable), (f) earnouts arising in connection with acquisitions, (g) under capital leases, (h) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (i) as an account party in respect of letters of credit and bankers’ acceptances, (j) with respect to any indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Encumbrances on property owned or acquired by such Person, (k) in the nature of guarantees of any indebtedness of others, and (l) all accrued interest on any of the foregoing.
          “Debtors” shall have the meaning set forth in the Recitals to this Agreement.
          “Employee Plan” means any plan, contract, commitment, program, policy or arrangement providing benefits that is maintained, sponsored, contributed or required to be contributed to by Sellers or any of their Subsidiaries or with respect to which Sellers or any of their Subsidiaries has any Liability, including, without limitation, (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, change of control, welfare or incentive plan, (iii) any plan, contract, commitment, program, policy or arrangement providing for “fringe benefits,” (iv) any “multi-employer plan” (within the meaning of Section 3(37) of ERISA) and (v) any Foreign Plan (as defined in Section 5.12(e)).
          “Employees” means all individuals, whether or not actively at work as of the date hereof, who are employed or engaged by any Seller or any Purchased Subsidiary in connection with the Business or the development of the Products.
          “Encumbrance” means any defect or imperfection in title, encumbrance, lien (statutory or otherwise), hypothecation, interest, claim, Liability, charge, pledge, mortgage, deed of trust, security interest, lease, sublease, license, option, right of recovery, right of first refusal, easement, right-of-way, encroachment, servitude, covenant, condition, proxy, voting trust or agreement or transfer restriction under any shareholder or similar agreement, Tax (including foreign, federal state and local Tax), Order of any Government Authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effected as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any claim based on any theory that Purchaser is a successor, transferee or continuation of Sellers, the Purchased Subsidiaries or the Business, and (iv) any leasehold interest, license or other right, in favor of a third party or a Seller or

Purchased Subsidiary to use any portion of the Purchased Assets), whether secured or secured, choate or inchoate, filed or unfilled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
          “Environmental Claim” means any claim, action, cause of action, investigation or notice by any Person alleging Liability (including, without limitation, Liability for investigatory costs, cleanup costs, governmental response costs, monitoring costs, natural resources damage, property damage, personal injury, or penalties) arising out of, based on or resulting from any violation or alleged violation by Sellers or the Purchased Subsidiaries of any Environmental Law or the presence, migration, discharge, release, generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances prior to Closing.
          “Environmental Law” means all Laws now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Substances into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Substances, or otherwise concerning pollution or the protection of the outdoor or indoor environment, and employee or human health or safety.
          “Equipment” means all machinery, equipment, furniture, trade fixtures, furnishings, vehicles, leasehold improvements, Hardware and other tangible personal property including, without limitation, all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.
          “Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses of gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow” shall have the meaning set forth in Section 3.2.
          “Escrow Agent” means Berger Singerman, P.A.
          “Exchange Act” means the Exchange Act of 1934, as amended.
          “Excluded Assets” shall have the meaning set forth in Exhibit D hereto.
          “Excluded Liabilities” shall have the meaning set forth in Section 2.4.
          “Facilities” means any buildings, plants, improvements or structures located on the Real Property.

          “Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.
          “Financials” shall have the meaning set forth in Section 5.5(a)(iii).
          “Foreign Plan” shall have the meaning set forth in Section 5.12(e).
          “GAAP” means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.
          “Government Contract” means any prime or subcontract, license, purchase order, grant, or other agreement between Sellers and the United States Government, or between Sellers and an private entity when the ultimate end-user of Sellers’ product or service is the United States Government.
          “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.
          “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau, or division thereof) or any arbitrator or arbitral body.
          “Hardware” means any and all computer and computer-related hardware, including, without limitation, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
          “Hazardous Substances” means any pollutant, contaminant or hazardous, toxic, biohazardous, or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, microbial matter, and any other substance that may give rise to liability under any Environmental Law.
          “IBM” means International Business Machines Corporation and “IBM Litigation” means that certain case styled The SCO Group, Inc. v. International Business Machines Corporation, Case No. 2:03CV0294 in the United States District Court for the District of Utah and appeals and remands arising therefrom.
          “IBM Agreements” means, collectively, the Software Agreement, Sublicensing Agreement, Substitution Agreement, and letter agreement between IBM and AT&T Technologies, Inc., each dated February 1, 1985, as such agreements have been amended and supplemented from time to time.

          “Intellectual Property” means all of the following: the entire right, title and interest in and to all proprietary rights of every kind and nature, throughout the world, including all rights and interests pertaining to or deriving from: (a) registered and unregistered patents and copyrights, copyrightable works, mask work rights, technology, know-how, methods, processes, trade secrets, algorithms, inventions, works of authorship, proprietary data, databases, formulae, research and development information and Computer Software; (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith, together with all translations, adaptations, derivations and combinations thereof; (c) domain name rights, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; (d) trade secrets, know-how and confidential information; (e) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and (f) (except as expressly provided in this Agreement) all Actions and rights to sue at law or in equity for past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto.
          “Interim Financials” shall have the meaning set forth in Section 5.5(a)(ii).
          “Inventory” means all finished goods, work in process, raw materials, goods in transit, goods at customer sites and other inventory or goods held for sale of a Person in all forms, wherever located, now or hereafter existing.
          “Law” means any federal, state, local or foreign law, common law, statute, code, decree, order, judgment, directive, ordinance, rule or regulation.
          “Lease Assignment” means an assignment and assumption of lease for each of the Facilities included in the Purchased Assets, in form and substance mutually acceptable to Sellers and Purchaser, and “Lease Assignments” means all of them.
          “Legal Requirement” means all requirements under Law and as imposed by all Orders and Contractual Obligations.
          “Letter of Credit-Balance” means that certain irrevocable letter of credit issued on or before the fifth Business Day after the Bankruptcy Court enters the Sale Order, for the benefit of Sellers in the face amount of $2,150,000 and expiring on the Termination Date, to be held by Escrow Agent and drawn upon as provided in Section 3.2.
          “Letter of Credit-Sun” means that certain irrevocable letter of credit issued at Closing for the benefit of SCO Group in the face amount of $2,850,000 and expiring on December 31, 2009, to be held by Escrow Agent and drawn upon as provided in Section 3.3, which letter of credit, subject to the foregoing, shall be issued (or confirmed and payable) by the financial institution that issued the Letter of Credit-Balance.
          “Liability” means any Debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

          “Litigated Contract Rights” means the rights of SCO Group, if any, with respect to (a) the IBM Agreements, and (b) the Sequent Agreements.
          “Litigated Copyrights” means all copyrights the ownership of which is claimed by SCO Group in the Novell Litigation.
          “Material Adverse Effect” means any events, circumstances, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, has or could reasonably be expected to have: (i) a material adverse effect on the Business or the Purchased Assets (taken as a whole) (excluding, however, any such effect arising out of or in connection with (a) the commencement or pendency of Sellers’ bankruptcy cases, (b) general economic conditions, or (c) developments (including orders entered) in connection with any Action brought or maintained by or against any Seller or any Purchased Subsidiary; or (ii) a material adverse effect on the ability of Sellers or the Purchased Subsidiaries to consummate the transactions contemplated by this Agreement.
          “Material Contract” shall have the meaning set forth in Section 5.14(a).
          “Material Customer” means, subject to the exclusion below, any third party that, separately or together with its Affiliates, acquires from Purchaser or its Affiliates products or services in the Purchaser Business in a good faith, arm’s length transaction, or series of related transactions (without restriction on the period of time during which such transactions may occur), for an aggregate cumulative consideration of at least $7,500 as evidenced by an authentic invoice or similar documentation. A third party that becomes a Material Customer shall remain a Material Customer for so long as such third party remains in a contractual relationship with Purchaser or its Affiliates , whether for monetary or any other consideration whatsoever. By way of example and not by way of limitation:
               (a) If a third party acquires a software product from Purchaser or its Affiliate for an initial license fee of $8,000, payable in two installments, and thereafter pays Purchaser or its Affiliate an annual fee of 20% of such initial license fee ($1,600) for maintenance and support of such software product, such party shall be a Material Customer by reason of the initial license fee and shall remain a Material Customer for so long as it continues to have a contractual relationship with Purchaser or its Affiliates.
               (b) If a third party acquires a software product from Purchaser or its Affiliate for an initial license fee of $5,000, payable in two installments, and thereafter pays Purchaser or its Affiliate an annual fee of 20% of such initial license fee ($1,000) for maintenance and support of such software product, such party shall become a Material Customer when the aggregate of payment of the initial license fee and the first three years of maintenance and support fees exceed $7,500.
Notwithstanding the foregoing, “Material Customer” shall not include IBM, Novell, Red Hat or AutoZone or their Affiliates or any third party that owns, leases or operates, directly or indirectly, at least 10,000 computer servers each of which uses any operating system based to a material extent on the Linux GNU General Public License (GPL) kernel (each, a “Linux Server”). In the event of a dispute between Purchaser and Sellers with respect to whether or not an entity is an Affiliate of IBM, Novell, Red Hat or AutoZone, or a third party that owns, leases or operates, directly or indirectly, at least 10,000 such Linux Servers, Sellers shall have the burden of proving (by a preponderance of the evidence) that such entity is such an Affiliate of IBM, Novell, Red Hat or AutoZone or that such third party does own, lease, or operate, directly or indirectly, at least 10,000 such Linux Servers, and Purchaser shall not have the burden of proving that such third party is not such an Affiliate of IBM, Novell, Red Hate or AutoZone and does not own, lease, or operate, directly or indirectly, at least 10,000 such Linux Servers.
          “Most Recent Balance Sheet Date” shall have the meaning set forth in Section 5.5(a)(i).
          “Novell” means Novell, Inc. and “Novell Litigation” means that certain case styled The SCO Group, Inc. v. Novell, Inc., Case No. 2:04CV00139 in the United States District Court for the District of Utah, and appeals and remands arising therefrom.
          “Novell APA” means the Asset Purchase Agreement, dated September 19, 1995, between Novell and Santa Cruz Operations, Inc., as the same may have been amended or supplemented from time, and as the terms of which are finally determined in the Novell Litigation.
          “Opt Out Election” shall have the meaning set forth in Section 2.6(a).
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
          “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business in the development, marketing, licensing and support of the Purchased Assets since the Petition Date.
          “Organizational Documents” means any certificate or articles of incorporation or formation, memoranda of association, bylaws or other charter or other applicable organizational or governing documents of any Person.
          “Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.
          “Pending SCO Litigation” or “Pending SCO Litigation Claims” means any and all claims asserted or to be asserted by SCO Group against Novell in the Novell Litigation, against IBM in the IBM Litigation, against AutoZone in the AutoZone litigation, against Red Hat in the Red Hat litigation, solely during the pendency of such Actions and/or in connection with the settlement of same, including any and all appeals and remands within such Actions, and any and all enforcement Actions brought by SCO Group directly related thereto.
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.
          “Permitted Encumbrances” means (i) any Assumed Liability, and (ii) any easements, covenants, conditions, restrictions and other similar matters of record on real property, leasehold estates, or personalty that do not, and would not reasonably be expected to, in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto.
          “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
          “Petition Date” shall have the meaning set forth in the Recitals to this Agreement.
          “Post-Closing Escrow Agreement” means the Post-Closing Escrow Agreement, dated as of the Closing Date, among SCO Group, Purchaser and Escrow Agent, in the form attached hereto as Exhibit H.
          “Pre-Closing Escrow Agreement” means the Pre-Closing Escrow Agreement, dated as of the date hereof, among Sellers, Purchaser and Escrow Agent.
          “Products” means any and all products set forth in Exhibit B hereto.
          “Purchase Price” shall have the meaning set forth in Section 3.1.
          “Purchased Assets” shall have the meaning set forth in Section 2.2.
          “Purchased Subsidiaries” means (a) SCO Software (UK) Ltd., a United Kingdom corporation, (b) SCO Japan, Ltd., a Japanese corporation, (c) SCO Canada Company, a Canadian corporation, and (d) The SCO Group GmbH, a German corporation, each of which is wholly owned by SCO Group, and “Purchased Subsidiary” means any of them.
          “Purchased Subsidiary Documents” shall have the meaning set forth in Section 5.2(b).
          “Purchaser” shall have the meaning set forth in the preamble to this Agreement.
          “Purchaser Business” shall have the meaning set forth in Section 8.9(a).
          “Purchaser Documents” shall have the meaning set forth in Section 6.2.
          “Purchaser Material Adverse Effect” shall have the meaning set forth in Section 6.4.
          “Purchaser Services” shall have the meaning set forth in Section 8.9(a).
          “Real Property” shall have the meaning set forth in Section 5.7(a).
          “Real Property Leases” shall have the meaning set forth in Section 5.7(a).
          “Red Hat” means Red Hat, Inc. and “Red Hat Litigation” means that certain case styled Red Hat, Inc. v. The SCO Group, Inc, Civil Case No. 03-772 in the United States District Court for the District of Delaware and appeals and remands arising therefrom.

          “Registered Intellectual Property” means all Intellectual Property owned or controlled by any Seller or any Purchased Subsidiary relating to the Business that has been registered, or for which an application for registration has been filed, with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority.
          “Requested Party” shall have the meaning set forth in Section 8.6(b).
          “Restrictive Covenants” shall have the meaning set forth in Section 8.9(f).
          “Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.
          “Sale Hearing” means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated herein.
          “Sale Motion” shall have the meaning set forth in Section 7.1(a).
          “Sale Order” means the Final Order of the Bankruptcy Court in a form reasonably acceptable to Purchaser, to be entered by the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code, (i) providing that the Bankruptcy Court shall retain jurisdiction for the purpose of enforcing the provisions of the Sale Order including, without limitation, compelling delivery of the Purchased Assets to Purchaser and protecting Purchaser against any Encumbrances against Sellers or the Purchased Assets, (ii) approving the sale of the Purchased Assets to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances) whatsoever under Section 363 of the Bankruptcy Code and any other applicable sections of the Bankruptcy Code on the terms and conditions set forth in this Agreement including, specifically and without limitation, the release and covenant in Section 12.3, and authorizing Sellers to proceed with this transaction, (iii) stating that any objections timely filed with respect to the sale of the Purchased Assets, which have not been withdrawn, are overruled or the interests of such objections have been otherwise satisfied or adequately provided for by the Bankruptcy Court, (iv) finding that the Purchase Price represents fair value for the Purchased Assets, (v) finding that the sale is in the best interests of Sellers’ estates and creditors, (vi) finding, with specific in support thereof, that Purchaser is a good faith purchaser of the Purchased Assets under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated, (vii) authorizing and directing Sellers to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing, (viii) determining that Purchaser is not a successor to Sellers or otherwise liable for any of the Excluded Liabilities and permanently enjoining each and every holder of any of the Excluded Liabilities from commencing, continuing or otherwise pursuing or enforcing any Action or Encumbrance against Purchaser or the Purchased Assets related thereto, and (ix) Sellers’ obligations under the Seller Documents shall be binding upon, and inure to the benefit of, Purchaser, Sellers, Sellers’ estates, and their respective trustees, officers, heirs, executors, administrators, successors and assigns, including, without limitation, any such trustee appointed or elected with respect to the Chapter 11 Cases.
          “SCO Group” shall have the meaning set forth in the preamble to this Agreement.

          “SCO Operations” shall have the meaning set forth in the preamble to this Agreement.
          “SCO Global” shall have the meaning set forth in the preamble to this Agreement.
          “SEC” means the U.S. Securities and Exchange Commission.
          “SEC Reports” shall have the meaning set forth in Section 5.24.
          “Seller” and “Sellers” shall have the meaning set forth in the preamble to this Agreement.
          “Seller Documents” shall have the meaning set forth in Section 5.2(a).
          “Sequent Agreements” means the Software Agreement between Sequent Computer Systems, Inc. and AT&T Technologies, Inc., dated April 18, 1985, as amended and supplemented from time to time, and the Sublicensing Agreement and the Substitution Agreement, each dated January 28, 1986, between Sequent Computer Systems, Inc. and AT&T Technologies, Inc., as such agreements have been amended and supplemented from time to time.
          “Subcontracted Services” shall have the meaning set forth in Section 8.8.
          “Subsidiaries” means any Persons of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by any of the Sellers.
          “Subsidiary Asset Election” shall have the meaning set forth in Section 2.6(a).
          “SVRX Licenses” shall have the meaning set forth in the Novell APA, as the terms of which are finally determined in the Novell Litigation.
          “SVRX Royalties” shall have the meaning set forth in the Novell APA, as the terms of which are finally determined in the Novell Litigation.
          “Tax Return” means any report, return, estimated tax payment, form, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Tax” or “Taxes” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person for which any of Sellers or any Acquired Subsidiary is liable to pay by Law, by Contract or otherwise, whether or not disputed.
          “Technology” means all inventions, works of authorship, discoveries, developments, innovations, know-how, ideas, concepts, research and development, information, formulae, compositions, methods, processes, techniques, data, designs, models, drawings, schematics, specifications, blueprints, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals, Computer Software, Hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in progress, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask, work right, trade secret Law or otherwise, and all notes, notebooks, reports, summaries, memoranda and other documentation and materials recording any of the foregoing.
          “Termination Date” shall mean the date that is 90 days from the date hereof or such later date as the Parties shall mutually agree, provided, however, that no Party shall have any obligation to so agree to extend such date.
          “Transfer Taxes” shall have the meaning set forth in Section 11.6.
          “Transition Agreements” shall have the meaning set forth in Section 8.8.
          “Transition Period” shall have the meaning set forth in Section 8.8.
          “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state Law, and the rules and regulations thereunder.
     1.2. Terms Defined Elsewhere in this Agreement. Capitalized terms that are defined in this Agreement other than in Section 1.1 shall have the meanings given to them where they are defined.
     1.3. Other Definitional and Interpretive Matters.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
               (i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
               (ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

               (iii) Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule only where such matter or item’s relevance is readily apparent on the face of such item. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
               (iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
               (v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
               (vi) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
               (vii) Including. The words such as “includes” and “including” mean “including without limitation.”
          (b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS;
ASSUMPTION OF ASSUMED LIABILITIES
     2.1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement (including the payment of the Purchase Price pursuant to Article III) and except as otherwise expressly provided herein, at the Closing, Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Claims, Encumbrances and other interests, whether arising prior to or subsequent to the Petition Date and prior to the Closing (except for the Assumed Liabilities and the Permitted Encumbrances), each Seller’s and each Purchased Subsidiary’s right, title and interest of every kind and nature, owned, licensed or leased by Sellers or the Purchased Subsidiaries (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible or intangible, real or personal and wherever located and by whomever possessed, in and to the Purchased Assets.

     2.2. Purchased Assets. As used in this Agreement, “Purchased Assets” means all assets used or held for use by any Seller or any Purchased Subsidiary in the Business, as the same shall exist at and as of the Closing, whether or not any of such assets have any value for accounting purposes or are reflected on the Financials (as defined in Section 5.5(a) below), including, but not limited to, the following assets, but excluding the Excluded Assets described in Section 2.3:
          (a) deposits made by any of the Sellers or Purchased Subsidiaries under any Assumed Executory Contracts;
          (b) all Equity Interests and other interests of SCO Group in each of the Purchased Subsidiaries;
          (c) all tangible personal property, supplies, computers, printers, Equipment, relating to the Business, including all furniture, fixtures, goods and other similar assets, including the fixed assets described on Exhibit C hereto;
          (d) all Assumed Executory Contracts assumed and assigned to Purchaser pursuant to the Assumption and Assignment Order or other order of the Bankruptcy Court, including all right, title and interest of Sellers in and to the Litigated Contract Rights, as finally determined in the Novell Litigation;
          (e) all Company Technology, including without limitation all right, title and interest of the Sellers in and to the Litigated Copyrights, as finally determined in the Novell Litigation (and subject to ARTICLE XII hereof);
          (f) all (i) customer and client lists, vendor lists, catalogues, data relating to vendors, promotion lists and marketing data and other compilations of names and requirements related to the Business; (ii) telephone numbers, internet addresses and web sites related to the Business; and (iii) other material information related to the Business;
          (g) all general intangibles relating to the Business;
          (h) all Inventory related to the Business;
          (i) all Products;
          (j) originals of the Books and Records, provided that Sellers may retain copies of such Books and Records;
          (k) all governmental and other Permits, to the extent assignable, used in or relating to the Business;
          (l) (except as otherwise expressly provided in this Agreement) all rights to recover past, present and future damages from third parties for the breach, infringement or misappropriation, as the case may be, of any of the foregoing; and
          (m) all goodwill associated with the foregoing.

In the event that the rights of Sellers or of any Purchased Subsidiary to the Company Technology and related Purchased Assets are expanded through Sellers’ appeal of prior rulings in the Novell Litigation, and subsequent trial or other proceedings, those expanded rights will also be transferred to Purchaser as part of this transaction (including subject to ARTICLE XII hereof) without further payment by Purchaser.
     2.3. Excluded Assets. Nothing contained herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers and the Purchased Subsidiaries shall retain all right, title and interest to, in and under the Excluded Assets. The Excluded Assets shall include United States Patent No. 6,931,544, “Method and Apparatus for Executing Multiple Java™ Applications on a Single Java™ Virtual Machine,” issued August 16, 2005, and all foreign counterparts thereof, and all extensions, reissues, and reexaminations thereof (collectively the “Java Patent”); provided, however, that if the Java Patent is owned by any Seller, or any Affiliate of any Seller, on December 31, 2009, then all right, title and interest in, to and under such Java Patent shall immediately and automatically become vested in, owned by, and assigned and transferred to Purchaser, without any further act or deed or consideration being required of Purchaser. In furtherance therewith, Sellers shall execute and deliver to Purchaser at Closing a patent assignment in form and substance acceptable to Purchaser and suitable for recordation in the U.S. Patent and Trademark Office, which Purchaser agrees not to record or seek to enforce at any time prior to January 1, 2010. Sellers shall be entitled to sell, assign, transfer or otherwise convey for fair value such Java Patent, free and clear of any claim of Purchaser, on or before December 31, 2009, and if any such sale, assignment, transfer or other conveyance for fair value occurs on or before December 31, 2009, Sellers shall give Purchase prompt written notice thereof and shall provide to Purchase such documentary evidence thereof as Purchaser may reasonably require, and upon the receipt of such notice and documentary evidence, Purchaser shall promptly return to Sellers any and all originals of the patent assignment described herein, marked for cancellation, and shall destroy any and all copies of such patent assignment except for copies retained solely for archival purposes.
     2.4. Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume irrevocably the following Liabilities of Sellers (the “Assumed Liabilities”):
          (a) All Liabilities related to the Purchased Assets, to the extent such Liabilities are expressly set forth in Schedule 2.4(a); and
          (b) All executory obligations under the Assumed Executory Contracts first arising after the Closing.
     2.5. Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities specifically described in Section 2.4, Purchaser shall not assume, be liable for, or have responsibility with respect to, and shall be deemed not to have assumed, be liable for, or have any responsibility with respect to, any Liabilities of Sellers or Purchased Subsidiaries, whether known or unknown, absolute or contingent, accrued or unaccrued, due or to become due (collectively, the “Excluded Liabilities”), which Excluded Liabilities include, without limitation:

          (a) Any Liabilities arising out of or relating to Excluded Assets, including Liabilities first arising or accruing prior to Closing under Assumed Executory Contracts;
          (b) Any Contracts of the Subsidiaries and all Liabilities arising thereunder, other than Assumed Executory Contracts and related Liabilities as set forth in Section 2.4(b);
          (c) Except as provided in Article IX, any Liabilities with respect to all employee benefit plans, policies, agreements and arrangements of Sellers, including all employee plans, and any Liability to or in respect of, or arising out of or in connection with, the employment by any of the Sellers or cessation of employment with any of the Sellers of any employees or independent contractors or former employees or independent contractors of any of the Sellers, including any severance obligations that arise on or prior to the Closing Date;
          (d) Any Liabilities for (i) Taxes of or payable by Sellers (including all Liabilities for Taxes relating to the Purchased Assets) for any Tax periods (or portions thereof), and (ii) Transfer Taxes;
          (e) Any Liabilities incurred in the Ordinary Course of Business and existing prior to the filing of the Chapter 11 Cases that are subject to compromise under the Bankruptcy Code;
          (f) Any Debt of Sellers or of any Purchased Subsidiary that is not specifically included as an Assumed Liability;
          (g) Any Liabilities in connection with any Action, including without limitation any Liabilities in connection with the Novell Litigation, the IBM Litigation, the AutoZone Litigation and the Red Hat Litigation;
          (h) Any Liabilities for SVRX Royalties under any Contracts that are determined in any Action to be SVRX Licenses as a result of a final determination in the Novell Litigation that SCO Group is the owner of the Litigated Copyrights;
          (i) Any Liabilities arising prior to the Closing under Environmental Law or related to the presence or release of any Hazardous Substance at any property prior to the Closing; and
          (j) All other Liabilities, accrued expenses or accounts payable of Sellers or Purchased Subsidiaries arising from or associated with the Business or the Purchased Assets arising from events, facts or circumstances occurring before the Closing, except to the extent expressly identified as an Assumed Liability.
     2.6. Purchased Subsidiaries.
          (a) The parties acknowledge that (i) a portion of the Purchased Assets are presently owned and/or held by the Purchased Subsidiaries and (ii) the outstanding Equity Interests in the Purchased Subsidiaries are included in the Purchased Assets. Sellers further acknowledge and agree that (1) Purchaser has not completed its due diligence with respect to the Purchased Assets including, without limitation, the Purchased Subsidiaries and (2) Purchaser intends, subject to Sections 8.1 and 8.5, to continue to exercise its right to make such investigations of the properties, businesses and operations of each of the Purchased Subsidiaries and to examine the books and records thereof. Subject to the completion of such due diligence and in its sole and absolute discretion, Purchaser may elect (A) not to purchase the outstanding Equity Interests in one or more of the Purchased Subsidiaries (with respect to each Purchased Subsidiary, an “Opt Out Election”), and/or (B) to purchase the portion of the Purchased Assets owned by the one or more of the Purchased Subsidiaries from such Purchased Subsidiaries (with respect to each Purchased Subsidiary, a “Subsidiary Asset Election”), each of which Opt Out Election and Subsidiary Asset Election shall be made not less than three Business Days prior to the Closing Date by written notice to Sellers setting forth its election with respect to each Purchased Subsidiary. In the event that Purchaser makes one or more Subsidiary Asset Elections, SCO Group, as the holder of all of the Equity Interests in each Purchased Subsidiary, shall cause the applicable Purchased Subsidiaries to sell, assign, transfer and convey to Purchaser the Purchased Assets owned and/or held by such Purchased Subsidiaries at Closing, subject to the terms and conditions of this Agreement. In the event that Purchaser makes an Opt Out Election with respect to one or more Purchased Subsidiaries, Sellers shall have no obligation to sell to Purchaser and Purchaser shall have no obligation to purchase the Equity Interests held by SCO Group in such Purchased Subsidiaries. The Parties hereby agree that the exercise of any Opt Out Election and/or Subsidiary Asset Election shall not result in the increase or decrease of the Purchase Price.
          (b) Sellers acknowledge and agree that at the Closing, SCO Group, as the record and beneficial holder of all of the outstanding Equity Interests in the Purchased Subsidiaries, shall transfer to Purchaser all of its right, title and interest in and to such Equity Interests, free and clear of all Claims and Encumbrances, in each of the Purchased Subsidiaries in which Purchaser has not made an Opt Out Election or a Subsidiary Asset Election. Sellers hereby agree that prior to the Closing they shall take any and all action as may be necessary so that as of the Closing, such Purchased Subsidiaries shall not hold any cash or other Excluded Assets and not have any Excluded Liabilities. The Parties hereby agree that such transfer to Purchaser of such Equity Interests in the Purchased Subsidiaries shall not result in the increase or decrease of the Purchase Price.
ARTICLE III
CONSIDERATION
     3.1. Purchase Price. The aggregate purchase price for the Purchased Assets is (i) $5,250,000 (the “Purchase Price”), payable by delivery of (a) the Cash Deposit, (b) the Letter of Credit-Balance and (c) the Letter of Credit-Sun, and (ii) assumption of the Assumed Liabilities. Prior to the date hereof, an affiliate of Purchaser delivered $250,000 to Escrow Agent to be held pursuant to an escrow agreement, dated as of June 9, 2009, among such affiliate, Sellers and Escrow Agent, and (1) concurrently with the execution and delivery of this Agreement, such affiliate has directed Escrow Agent to continue to hold such $250,000, which shall be deemed to be the Cash Deposit hereunder, and (2) on or before the fifth Business Day after the entry by the Bankruptcy Court of the Sale Order Purchaser will deliver to Escrow Agent the Letter of Credit-Balance, which Cash Deposit and Letter of Credit-Balance shall be held and released as provided in Section 3.2. At the Closing, Purchaser shall deliver to Escrow Agent the Letter of Credit-Sun, which shall be held and released as provided in Section 3.3.
     3.2. Cash Deposit and Letter of Credit-Balance. Concurrently with the execution and delivery of this Agreement by Purchaser and Sellers, Purchaser is deemed to have deposited (as described in Section 3.1) with Escrow Agent, the Cash Deposit, and on or before the fifth Business Day after the entry by the Bankruptcy Court of the Sale Order, Purchase will deposit with Escrow Agent the Letter of Credit-Balance, which Cash Deposit and Letter of Credit-Balance shall be held and released in accordance with the terms of the Pre-Closing Escrow Agreement and this Agreement. The Cash Deposit and the Letter of Credit-Balance (the Cash Deposit, together with the Letter of Credit-Balance, if and when delivered to Escrow Agent, the “Escrow”) will be released by Escrow Agent and delivered to either Purchaser or Sellers as follows:
          (a) If the Closing occurs, the Escrow shall be delivered to Sellers at Closing and Sellers shall be entitled to draw on the Letter of Credit-Balance on or after the Closing Date.
          (b) If this Agreement is terminated by Purchaser pursuant to Section 4.4(b), the Escrow shall be returned to Purchaser and Sellers shall have no rights with respect thereto.
          (c) If this Agreement is terminated by Sellers due to a breach by Purchaser pursuant to Section 4.4(f), (i) the Cash Deposit shall be delivered to Sellers, and (ii) the Letter of Credit-Balance shall be returned to Purchaser and Sellers shall have no rights with respect thereto.
          (d) If this Agreement is terminated for any reason other than by Sellers pursuant to Section 4.4(f), the Escrow shall be returned to Purchaser and Sellers shall have no rights with respect thereto.
     3.3. Letter of Credit-Sun. Concurrently with the Closing, Purchaser will deposit with Escrow Agent the Letter of Credit-Sun, which Letter of Credit-Sun will be held and released in accordance with the terms and provisions of the Post-Closing Escrow Agreement and this Agreement. The Letter of Credit-Sun will be drawn by Escrow Agent and paid to Novell, or released by Escrow Agent and delivered to Purchaser, as follows:
          (a) As used herein, the term “District Court Sun Agreement Judgment” means that portion of the Final Judgment entered on November 20, 2008 by the U.S. District Court, District of Utah, Central Division, that Novell is entitled to payment from SCO Group in connection with the 2003 agreement between SCO Group and Sun Microsystems, Inc. (the “Sun Agreement”). If following the Closing and on or before August 31, 2009, the District Court Sun Agreement Judgment is affirmed in whole or in part by the United States Court of Appeals for the Tenth Circuit (the “Appeals Court”) as a result of the appeal by SCO Group of the District Court Sun Agreement Judgment (the “Appeal”), then Escrow Agent shall be authorized and directed by SCO Group to draw on such Letter of Credit-Sun on behalf of and in the name of SCO Group to the extent required to satisfy such payment obligation to Novell determined in the Appeal (subject to paragraph (c) below); provided that Purchaser, in its sole discretion and at its sole cost and expense, may elect to require SCO Group to seek further appellate review of such ruling of the Appeals Court and, in such event, (i) Purchaser shall direct and control such further appeal efforts with counsel of its choosing and SCO Group shall cooperate with Purchaser and such counsel and take any and all such action as may be necessary or desirable in connection with such seeking and prosecuting such appeals, and (ii) Escrow Agent shall continue to hold the Letter of Credit-Sun and neither SCO Group nor Escrow Agent on behalf of SCO Group shall be entitled to draw on the Letter of Credit-Sun unless and until such time as a final non-appealable judgment with respect to such payment obligation has been entered. Thereafter, Escrow Agent shall be authorized and directed by SCO Group to draw on the Letter of Credit-Sun on behalf of and in the name of SCO Group, subject to the limitations set forth in this Section 3.3.
          (b) If following the Closing and on or prior to August 31, 2009, the District Court Sun Agreement Judgment is reversed and/or remanded in whole or in part, then Escrow Agent shall continue to hold the Letter of Credit-Sun and the Letter of Credit-Sun may not be drawn on until such time as a final, non-appealable judgment is entered with respect to the payment obligation of SCO Group to Novell with respect to the Sun Agreement (or such earlier time as Purchaser shall agree in its reasonable discretion). So long as the Letter of Credit-Sun is in effect and subject to being drawn on under the terms of this Section for payment of any amounts that may be determined to be owed and payable by SCO Group to Novell with respect to the Sun Agreement, SCO Group agrees that Purchaser, in its sole discretion and at its sole cost and expense, may direct and control the litigation between SCO Group and Novell regarding the Sun Agreement, including settlement discussions and appeals, with counsel of Purchaser’s choosing and SCO Group shall cooperate with Purchaser and such counsel and take any and all such action as may be necessary or desirable in connection with such seeking and prosecuting such appeals; provided that Purchaser may not settle such litigation without the prior written consent of SCO Group if the settlement (i) is for an amount greater than the face amount of the Letter of Credit-Sun, or (ii) is for or involves non-monetary consideration or non-monetary judicial relief, including, but not limited to, promises by any Seller to do or forbear from doing any act or the granting of equitable remedies, or (iii) involves, requires, or implies admissions of wrongful acts (whether civil or criminal) by any Seller.
          (c) Notwithstanding anything in clause (a) or (b) above to the contrary: (i) the monies so drawn by SCO Group or Escrow Agent on behalf of and in the name of SCO Group shall be used solely to pay Novell in accordance with the final judgment of the applicable court; (ii) in the event that the amount determined in a final, non-appealable judgment to be owed by SCO Group to Novell is less than the face amount of the Letter of Credit-Sun, then only such amount that is so determined to be owed and payable by SCO Group to Novell may be drawn on the Letter of Credit-Sun and paid to Novell on behalf of and in the name of SCO Group, and the remaining balance of the Letter of Credit-Sun may be terminated and cancelled by Purchaser; (iii) in the event that an amount in excess of the face amount of the Letter of Credit-Sun is owed and payable to Novell, Purchaser shall have no obligation to pay all or any portion of such excess; and (iv) in the event that (A) on or prior to August 31, 2009 the District Court Sun Agreement Judgment is neither affirmed in whole or in part nor reversed and/or remanded in whole or in part, or (B) for any reason whatsoever, the Letter of Credit-Sun is not drawn by SCO Group or Escrow Agent on behalf of and in the name of SCO Group on or before December 31, 2009, the Letter of Credit-Sun shall terminate and SCO Group shall have no rights with respect thereto and Purchaser shall have no obligation to pay such portion of the Purchase Price.

     3.4. Purchaser Ability to Perform. In connection with the filing of the Sale Motion, Purchaser will demonstrate to the reasonable satisfaction of Sellers and the Bankruptcy Court, that Purchaser is, as of the Sale Hearing, prepared to close and pay the Purchase Price at Closing, and provide adequate assurance of future performance under the Assumed Executory Contracts, subject to satisfaction of the conditions to its obligation to close including, without limitation, receipt of CFIUS Approval.
ARTICLE IV
CLOSING AND TERMINATION
     4.1. Closing Date. Subject to the satisfaction of each of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (collectively, the “Closing”) shall take place at or prior to 5:00 p.m. local Miami, Florida time on the Business Day selected by Purchaser that is after the Sale Order is entered and in any event by no later than the Termination Date, or such other date as Sellers and Purchaser shall mutually agree, subject to satisfaction of all conditions to Closing in this Agreement including, without limitation, Sections 10.1, 10.2 and 10.3. The Closing shall take place at the offices of Berger Singerman, P.A., 200 South Biscayne Boulevard, Suite 1000, Miami, Florida 33131 (or at such other place as the Parties may designate in writing). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” For purposes of determining what constitutes Purchased Assets, the Closing shall be deemed to have occurred at 11:59 p.m. local New York time as of the place of Closing on the Business Day prior to the Closing Date.
     4.2. Conditions of Purchaser’s Obligation to Close. At or before the Closing, Purchaser shall have received:
          (a) the Bill of Sale, duly executed by Sellers;
          (b) the Assignment and Assumption, duly executed by Sellers;
          (c) a Lease Assignment, duly executed by the applicable Seller that holds the leasehold interest as tenant in each such Facility;
          (d) a certificate or certificates representing all of the outstanding Equity Interests in each of the Purchased Subsidiaries for which Purchaser has not made an Opt Out Election or a Subsidiary Asset Election, together with instruments of transfer necessary to transfer to Purchaser all of the Equity Interests in each such Purchased Subsidiary, free and clear of all Claims and Encumbrances, and the corporate seals, minute books, stock records and other corporate books and records for each such Purchased Subsidiary;
          (e) with respect to each of the Purchased Subsidiaries for which Purchaser has made a Subsidiary Asset Election, (i) a Bill of Sale, (ii) an Assignment and Assumption, and (iii) a Lease Assignment if such Purchased Subsidiary is party to a lease with respect to a Facility, each duly executed by such Purchased Subsidiary; and with respect to each such Purchased Subsidiary, a copy of a termination agreement, effective on or before the Closing Date, between such Purchased Subsidiary and the Sellers pursuant to which termination agreement the agency agreement between such Purchased Subsidiary and any Seller (or any similar agreement between or among such parties) is terminated and of no further force and effect;
          (f) to the extent that Company Technology is a Purchased Asset, duly executed assignments of (i) any patents, patent applications, registered trademarks and applications for trademark registration owned by any Seller that are included in such Company Technology, in forms suitable for recording in the United States Patent and Trademark Office, (ii) any copyright registrations and applications for copyright registration owned by any Seller that are included in such Company Technology, in forms suitable for recording in the United States Copyright Office, and (iii) any domain name registrations and applications for domain name registration owned by any Seller that are included in such Company Technology, in forms suitable for transfer of such domain names;
          (g) an employment agreement, in form and substance reasonably satisfactory to Purchaser, duly executed and delivered by (i) each of the Persons set forth in Part I of Exhibit E hereto and (ii) not less than the number, as set forth in Part II of Exhibit E, of Persons within each group identified in Part II of Exhibit E, pursuant to which each such Person shall be employed by Purchaser effective as of the Closing Date;
          (h) a copy of a non-compete agreement, in form and substance reasonably satisfactory to Purchaser, effective on or before the Closing Date, duly executed and delivered by the Chief Executive Officer of SCO Group as of the date hereof (the “CEO”), pursuant to which the CEO covenants and agrees that during the period the CEO is employed by such Seller or an affiliate thereof and for a period ending on the earlier of (i) two years after the CEO ceases to be employed by such Seller or any Affiliate of a Seller and (ii) five years after the Closing Date, the CEO shall not engage in competition with the business of Purchaser with the same substantive terms and geographic scope as set forth in Section 8.9 hereof, which agreement shall expressly designate Purchaser and its Affiliates as third party beneficiaries thereof and be assignable to Purchaser or its Affiliates at the request of Purchaser;
          (i) a certificate signed by an authorized officer of Sellers on behalf of all Sellers, dated the Closing Date, certifying that the conditions set forth in Section 10.1(a)-(f) have been satisfied;
          (j) a copy of all orders of the Bankruptcy Court pertaining to the transactions contemplated herein, including the Sale Order;
          (k) to the extent required by any applicable Government Authority, Novation and/or Change of Name Agreements as set forth in Federal Acquisition Regulation Part 42.12 related to any of the Assumed Contracts that are considered to be Government Contracts, or other evidence satisfactory to Purchaser (in Purchaser’s sole and complete discretion) that transfer and/or assignment of any Government Contract is acceptable to, and will not be opposed by, the United States Government;
          (l) the Post-Closing Escrow Agreement, duly executed by SCO Group and Escrow Agent; and

          (m) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser.
     4.3. Conditions of Sellers’ Obligation to Close. At or before the Closing, Sellers (or, with respect to the Letter of Credit-Sun, the Escrow Agent) shall have received:
          (a) the Escrow from Escrow Agent;
          (b) the Post-Closing Escrow Agreement, duly executed by Purchaser and Escrow Agent, and the Letter of Credit-Sun;
          (c) the Assignment and Assumption, duly executed by Purchaser;
          (d) the Lease Assignments, if applicable, duly executed by Purchaser;
          (e) a certificate signed by an authorized officer of Purchaser, dated the Closing Date, certifying that the conditions set forth in Section 10.2(a)-(b) have been satisfied; and
          (f) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Sellers, as may be necessary to convey the Purchased Assets to Purchaser.
     4.4. Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
          (a) by mutual written consent of Sellers and Purchaser;
          (b) by Purchaser, if the Sale Order is not entered, or is validly and effectively stayed by Court order pending a timely-filed appeal;
          (c) by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Sections 10.1 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;
          (d) by Purchaser, if there shall be a breach by any Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.1 or 10.3, and which breach cannot be cured or has not been cured by the earlier of (i) 30 days after the giving of written notice by Purchaser to such Seller of such breach and (ii) the Termination Date;
          (e) by Sellers, if any condition to the obligations of Sellers set forth in Sections 10.2 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by any Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

          (f) by Sellers, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.2 or 10.3, and which breach cannot be cured or has not been cured by the earlier of (i) 30 days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;
          (g) by either Purchaser or Seller, if any Governmental Authority (other than the Bankruptcy Court) having competent jurisdiction issues a final and non-appealable order, decree or ruling restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
          (h) by Purchaser or Sellers, if the Closing shall not have occurred by the close of business on the Termination Date; provided that, any delay was not caused by any party seeking such termination or by the failure of any such party to comply with any provision of this Agreement.
     4.5. Procedure Upon Termination. In the event of termination by Purchaser or Sellers, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein each Party shall use reasonable efforts to destroy or redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and the same shall remain subject to the confidentiality provisions set forth in Section 8.5.
     4.6. Effect of Termination.
          (a) If this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement effective on the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, however, that the obligations of the Parties set forth in this Section 4.6 and Section 8.7 hereof shall survive any such termination and shall be enforceable hereunder.
          (b) If this Agreement is terminated as provided herein, the Escrow shall be released to the appropriate Party pursuant to Section 3.2 and upon such delivery, Escrow Agent shall be released of all obligations as provided in the Pre-Closing Escrow Agreement.
          (c) If this Agreement is terminated by Sellers pursuant to Section 4.4(f), Sellers shall be entitled to receive the Cash Deposit as liquidated damages and not as a penalty as Sellers’ sole and exclusive remedy as a result of such a termination.
          (d) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in Sections 4.4, 4.5 or 4.6 shall relieve Purchaser or Sellers of their respective obligations under the Confidentiality Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
     To induce Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each Seller hereby jointly and severally represents and warrants to Purchaser as follows (and subject to exceptions as listed in the attached Schedules, the Parties agreeing that only Schedules pertaining to the Purchased Assets subject to this Agreement will be so attached):
     5.1. Organization. Schedule 5.1(a) sets forth for each Seller and each Purchased Subsidiary its name and jurisdiction of organization. Each Seller and each Purchased Subsidiary is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had and is not reasonably likely to have a Material Adverse Effect.
     5.2. Authorization.
          (a) Each Seller has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Upon entry of the Sale Order, and subject to obtaining any third party consents required under Intellectual Property Licenses that are not obviated by the Sale Order, the execution, delivery and performance by each Seller of this Agreement and each of the Seller Documents, have been duly authorized by all necessary action on the part of each Seller. This Agreement and each Seller Document has been (or, in the case of Seller Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by each Seller and is (or, in the case of Seller Documents to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Seller, enforceable against each such Seller in accordance with its terms.
          (b) Each Purchased Subsidiary has power and authority to execute and deliver each agreement, document, instrument or certificate to be executed by such Purchased Subsidiary in connection with the consummation of the transactions contemplated by this Agreement (the “Purchased Subsidiary Documents”), to perform its obligations thereunder and to consummate the transactions contemplated thereby, in the event that Purchaser makes a Subsidiary Asset Election with respect to such Purchased Subsidiary. Each Purchased Subsidiary Document will be duly executed and delivered by each Purchased Subsidiary party thereto and will be a legal, valid and binding obligation of such Purchased Subsidiary, enforceable against such Purchased Subsidiary in accordance with its terms.
     5.3. Authorization of Governmental Authorities and Third Parties. Except for the entry of the Sale Order and the Assumption and Assignment Order, the CFIUS Approval and any approvals in the form of novation agreements, as described in United States Federal Acquisition Regulation Part 42.12, issued by the United States Government in its contracting capacity, and as set forth on Schedule 5.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by any Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby without any material delay, the performance by any Seller of its obligations hereunder, or the taking by any Seller of any other action contemplated hereby. Except as set forth on Schedule 5.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Purchased Subsidiary in connection with the execution and delivery of the Purchased Subsidiary Documents by the Purchased Subsidiaries party thereto, or the compliance by any Purchased Subsidiary with any of the provisions thereof.
     5.4. Capitalization; Ownership.
          (a) The authorized capital stock of each Seller is as set forth on Schedule 5.4(a). All of the issued and outstanding capital stock of SCO Operations and SCO Global is owned, beneficially and of record, by SCO Group, free and clear of all Claims and Encumbrances. All of the outstanding shares of capital stock of each Seller have been duly authorized, validly issued, and are fully paid and non-assessable. None of the Sellers has violated the Securities Act of 1933, as amended, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests.
          (b) The authorized Equity Interests of each of the Purchased Subsidiaries is as set forth in Schedule 5.4(b). All of the outstanding Equity Interests of each of the Purchased Subsidiaries is owned, beneficially and or record, by SCO Group, free and clear of all Claims and Encumbrances. All of the outstanding Equity Interests of each of the Purchased Subsidiaries have been duly authorized, validly issued, and are fully paid and non-assessable. The issuance of such Equity Interests did not and does not violate any securities laws applicable to the issuance of the Equity Interests of such Purchased Subsidiaries, or any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests. There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities or any of the Purchased Subsidiaries, or subscriptions, warrants, options, calls, rights (pre-emptive or other) or other arrangements or commitments obligating any of the Purchased Subsidiaries to issue or dispose of any of its Equity Interests or any ownership therein.
     5.5. Financial Statements.
          (a) “Financials” shall mean, collectively:
               (i) the audited consolidated balance sheet of Sellers as of October 31, 2008 (the “Most Recent Balance Sheet Date”), October 31, 2007 and October 31, 2006 and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of Sellers for such fiscal years, as filed by the Company with its Annual Reports with the SEC (collectively, the “Audited Financials”);

               (ii) the unaudited consolidated balance sheet of Sellers for the most recently completed fiscal quarters subsequent to the Audited Financials and the related unaudited consolidated statement of income, cash flow and changes in stockholders’ equity of Sellers for such quarters, all as filed by the Company with its Quarterly Reports with the SEC (the “Interim Financials”); and
               (iii) monthly unaudited financial statements of Sellers in the form customarily prepared by management for internal use for each complete month from the Most Recent Balance Sheet Date through the date of this Agreement (the “Monthly Financials,” and together with the Audited Financials and Interim Financials, collectively the “Financials”).
          (b) Except as disclosed on Schedule 5.5, the Financials (including any notes thereto) (a) are complete and correct and were prepared in accordance with the books and records of Sellers, (b) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the unaudited Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of notes) and (c) fairly present in all material respects the consolidated financial position of Sellers as at the respective dates thereof and the consolidated results of the operations of Sellers and changes in financial position for the respective periods covered thereby.
     5.6. Purchased Assets. Each Seller and each Purchased Subsidiary has good and marketable title to or a transferable right in, or, in the case of property held under a lease, license or other Contractual Obligation, an enforceable leasehold interest or license in, or right to use, the Purchased Assets. The Purchased Assets are not subject to any Encumbrances other than Permitted Encumbrances. The Purchased Assets (including the Assumed Executory Contracts) constitute all of the assets and properties used, necessary or required to operate the Business in the ordinary course.
     5.7. Real Property.
          (a) Schedule 5.7 (a) sets forth a list of all real property owned by each of the Sellers and Purchased Subsidiaries and specifies those Sellers and Purchased Subsidiaries which occupy such property if different from the owners and describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by any Seller or Purchased Subsidiary (such leased real property together with such owned real property, the “Real Property”), and specifies the lessor(s) of such leased property, the Seller or Purchased Subsidiary occupying such leased property, and identifies each lease or any other Contractual Obligation under which such property is leased (the “Real Property Leases”). Except as described on Schedule 5.7(a) there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than any Seller or any Purchased Subsidiary and any lessor(s) of leased Real Property) in possession of the leased Real Property. With respect to each Real Property Lease that is a sublease, the representations and warranties set forth in Section 5.7(b) are true and correct with respect to the underlying lease.

          (b) The Real Property Leases do not impose material restrictions on any portion of the Business other than radius or use restrictions described on Schedule 5.7(b) that do not materially interfere with the Business. No Seller or Purchased Subsidiary is obligated to pay any leasing or brokerage commission as a result of the transactions contemplated hereby. There is no pending or threatened eminent domain taking affecting any of the Real Property. The Sellers have delivered to Purchaser true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto in Sellers’ possession or under its control, if any.
          (c) None of the Facilities currently existing on the Real Property encroaches upon the real property of any other Person, and no facility of any other Person encroaches upon the Real Property. Each Facility is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary for the operation of such Facility as the same is currently operated or currently contemplated to be operated; and each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.
          (d) All Permits necessary in connection with the construction upon, and current and currently contemplated use and operation of, the Real Property and the lawful occupancy thereof have been issued by the appropriate Governmental Authorities. The current and currently contemplated use of the Real Property is in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any such Permits. The Real Property and its current and currently contemplated use, occupancy and operation by Sellers and Purchased Subsidiaries and the Facilities located thereon do not (i) constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar Legal Requirements or (ii) otherwise violate or conflict with any covenants, conditions, restrictions or other Contractual Obligations, including the requirements of any applicable Encumbrance.
     5.8. Equipment. All Equipment included in the Purchased Assets is, in all materials respects, (a) adequate and suitable for its present and intended uses, (b) in working order, operating condition and state of repair, subject to normal and customary wear and tear, (c) without known material defects, and (d) maintained in accordance with normal Seller and Purchased Subsidiary practice.
     5.9. Intellectual Property.
          (a) Schedule 5.9(a) contains a true and complete list of all Registered Intellectual Property. All such Registered Intellectual Property is currently in compliance with formal Legal Requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance fees or taxes or actions due within 90 days after the Closing. There are no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Intellectual Property other than those set forth in

Schedule 5.9(a). No Seller or Subsidiary has claimed any status in the application for or registration of any Registered Intellectual Property that would not be applicable to Purchaser.
          (b) Except as set forth on Schedule 5.9(b):
               (i) Sellers and each Purchased Subsidiary owns, or otherwise has the transferable right to use, all Company Technology, including without limitation the Litigated Copyrights.
               (ii) With respect to all Company Owned Technology: (A) Sellers or one or more Purchased Subsidiaries, as the case may be, own such Company Owned Technology exclusively and has good title thereto, free and clear of any Encumbrances (except Permitted Encumbrances) and no other party has any rights thereto (other than Permitted Encumbrances); and (B) all Company Owned Technology is valid and enforceable and no third party has asserted that any Company Technology is not valid or enforceable.
               (iii) The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Technology, or impair the right of Purchaser to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Technology.
               (iv) To the extent that any Company Owned Technology was originally owned or created by or for any third party, including any predecessor of any Seller or of any Purchased Subsidiary: (A) such Seller or such Purchased Subsidiary has a written Contract with such third party with respect thereto, pursuant to which such Seller or such Purchased Subsidiary, as the case may be, has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Company Owned Technology by valid assignment or otherwise; (B) the consummation of the transactions contemplated hereby does not violate such third-party Contracts; (C) such third parties have not retained and do not have any rights or licenses with respect to such Company Owned Technology; and (D) no basis exists for such third party to challenge or object to this Agreement or the transactions contemplated hereby.
               (v) The consummation of the transactions contemplated hereby will not cause Purchaser to grant to any third party any rights to any Company Owned Technology, or incur any royalty or other obligation to any third party, other than those obligations that Sellers or Purchaser would have had if such transactions had not taken place.
               (vi) Neither any Seller nor any Purchased Subsidiary has transferred ownership of, or granted any license under or right to use, or authorized the retention of any license or right to use, any Company Technology to any other Person other than licenses to past and existing (A) consultants engaged by Sellers or a Purchased Subsidiary, (B) manufacturers or other vendors providing goods or services to Sellers or a Purchased Subsidiary, and (C) resellers, distributors, and customers of Sellers.
               (vii) The Company Technology is sufficient for, and constitutes all Technology and Intellectual Property that is used in, necessary for or would otherwise be infringed, misappropriated or otherwise violated by, the conduct of the business of Sellers and the Purchased Subsidiaries immediately following the Closing in substantially the same manner as currently conducted by Sellers and the Purchased Subsidiaries, or as contemplated to be conducted by Sellers and the Purchased Subsidiaries as evidenced by a written business plan, written development plan or computer software code of a Seller or a Purchased Subsidiary.
               (viii) No government funding or facilities of a university, college, or other educational institution or non-profit research center was used in the creation or development of the Company Owned Technology. No current or former employee, consultant or independent contractor who contributed to the creation or development of any Company Owned Technology performed services for a governmental entity, university, college, or other educational institution or non-profit research center during a period of time during which such employee, consultant or independent contractor was also performing services for a Seller or a Purchased Subsidiary used in the creation or development of the Company Owned Technology.
               (ix) Sellers and the Purchased Subsidiaries have, and as a result of the transactions contemplated hereby, Purchaser will have, the right to use, pursuant to valid licenses, all Computer Software development tools, library functions, compilers and all other third-party Computer Software that are used by Sellers and the Purchased Subsidiaries in the Business to create, modify, compile, operate or support any Computer Software in substantially the same manner as such Computer Software development tools, library functions, compilers and other third-party Computer Software is used by Sellers and the Purchased Subsidiaries in the Business as currently conducted.
               (x) No Computer Software owned by or licensed to any Seller or any Purchased Subsidiary that is incorporated or embedded in any Product has been combined by any Seller or any Purchased Subsidiary with any third-party Computer Software, including Computer Software subject to an open source license, in such a manner that, solely as a result of such combination: (A) restrictions are placed on the rights of Sellers and the Purchased Subsidiaries to license, sublicense, resell or distribute such Product, (B) restrictions are placed on the rights of Sellers and the Purchased Subsidiaries to charge license fees for the sublicense, resale or distribution of any Product, (C) any Seller or any Purchased Subsidiary is required to make available the source code for any Product to any third parties to which any Seller or any Purchased Subsidiary distributes such Product in non-source code form, (D) neither any Seller nor any Purchased Subsidiary may claim copyright or other Intellectual Property rights in any derivative works made by such Seller or such Purchased Subsidiary from any Product, or (E) Sellers and the Purchased Subsidiaries are prohibited from restricting the persons by which, or the purposes for which, any Product may be used.
               (xi) Schedule 5.9(b)(xi) lists all Contracts to which any Seller or any Purchased Subsidiary is a party with respect to the ownership of, or the licensing by, such Seller or such Purchased Subsidiary of any Company Owned Technology, other than non-exclusive licenses granted to (A) end user customers, (B) consultants engaged by a Seller or a Purchased Subsidiary, (C) manufacturers or other vendors providing goods or services to a Seller or a Purchased Subsidiary, and (D) distributors and resellers, in each case in the ordinary course of business.

               (xii) Neither (A) the operation of the Business, including the making, using, selling, licensing and distribution of the Products, by any Seller or any Purchased Subsidiary, nor (B) the Company Technology, did or do: (I) infringe or misappropriate the Intellectual Property of any Person; (II) violate the rights of any Person (including rights to privacy or publicity); or (III) constitute by themselves unfair competition or trade practices, under the laws of any jurisdiction in which any Seller or any Purchased Subsidiary does or has done business. Neither any Seller nor any Purchased Subsidiary has received any written notice or otherwise has knowledge of any pending or threatened claim, action, suit, order or proceeding alleging that the operation of the Business or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by any Seller or any Purchased Subsidiary infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction in which any Seller or any Purchased Subsidiary does or has done business.
               (xiii) There are no Contracts between any Seller or any Purchased Subsidiary and any other Person regarding the ownership, assignment, license, distribution, resale or use of Company Technology under which there is any dispute or any threatened dispute regarding the scope of such Contract or performance under such Contract.
               (xiv) No Person has challenged, infringed, misappropriated or otherwise violated any Company Technology (subject to ARTICLE XII hereof).
               (xv) Sellers and the Purchased Subsidiaries have exercised reasonable care, including taking reasonable steps, to maintain the confidentiality of all trade secrets that are Company Technology and no such trade secrets have been disclosed other than to employees, representatives and agents of Sellers or any Purchased Subsidiary, all of whom are bound by written confidentiality agreements, or to third parties under a written obligation of confidentiality in favor of Sellers and the Purchased Subsidiaries. Sellers are not aware of any breach of any such confidentiality agreements, except as set forth on Schedule 5.9(b)(xv).
               (xvi) Schedule 5.9(b)(xvi) lists all third parties to which any Seller or any Purchased Subsidiary has disclosed, or provided access to, the source code to any Computer Software that is Company Owned Technology, and, for each third party listed in Schedule 5.9(b)(xvi), such schedule identifies the Computer Software source code that was provided or disclosed; provided that such schedule shall not include any individuals who: (A) are or were consultants of any Seller or any Purchased Subsidiary, (B) received access to such source code only under a written obligation of confidentiality to any Seller or any Purchased Subsidiary, and (C) no longer have (as of the date of this Agreement) access to or possession of any copy of such source code.
               (xvii) Each Seller and each Purchased Subsidiary has and enforces a policy requiring each employee and consultant of such Seller or such Purchased Subsidiary to execute a proprietary rights and confidentiality agreement substantially in the form previously provided to Purchaser and all current and former employees and consultants of any Seller or any Purchased Subsidiary who have created or modified any Company Owned Technology have executed such an agreement assigning all of such employees’ and consultants’ rights in and to such Company Technology to such Seller or such Purchased Subsidiary, as applicable.

               (xviii) No Company Technology is subject to any proceeding or outstanding decree, order, judgment, or stipulation that restricts in any manner the transfer thereof to Purchaser as contemplated hereby, or that adversely affects the validity, use or enforceability of such Company Technology. No exclusive rights have been granted by any Seller or any Purchased Subsidiary to any third party with respect to any Company Technology.
               (xix) To the extent that any Seller or any Purchased Subsidiary has distributed or licensed any Product to an end user pursuant to any form of encryption key: (A) such Seller or such Purchased Subsidiary, as the case may be, has a written agreement with each such end user requiring such end user to protect the confidentiality of such key; (B) Schedule 5.9(xix) contains a true and complete list of all third parties to whom any Seller or any Purchased Subsidiary has disclosed such keys; and (C) no third party has had access to any such keys, except pursuant to clause (B) above.
               (xx) All services provided or products manufactured, used, imported, offered for sale or sold by any Seller or any Purchased Subsidiary comply in all material respects with the warranties made by Sellers or the Purchased Subsidiaries to their customers. There are no outstanding claims, or the basis for such claims, for breach of warranties by any Seller or any Purchased Subsidiary in connection with their services or the Products. There is no problem, defect or issue with respect to any of such services or Products which does, or may reasonably be expected to, adversely affect the value or functionality of such services or Products.
     5.10. Compliance with Law; Permits.
          (a) Each Seller and each Purchased Subsidiary is in compliance in all material respects with all Laws and Legal Requirements currently in effect and applicable to such Seller or Purchased Subsidiary.
          (b) Each Seller and Purchased Subsidiaries has been duly granted all Permits under all material Legal Requirements necessary for the conduct of the Business as currently conducted and contemplated to be conducted. Schedule 5.10 describes each Permit affecting, or relating to, the Business. Except as disclosed on Schedule 5.10, the Permits are valid and in full force and effect, and no Seller or Purchased Subsidiary is in breach or default under any such Permit, and no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default and subject to Purchaser’s performance of any requirements on its behalf to be performed, the Permits will continue after Closing to be valid and in full force and effect as to those portions of the Purchased Assets to which the Permit relate.
     5.11. Tax Matters.
          (a) All Tax Returns of Sellers and the Purchased Subsidiaries required to be filed on or before the Closing Date have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Each of the Sellers and each Purchased Subsidiary has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction where any of the Sellers or any Purchased Subsidiary did not file a Tax Return that it is or may be subject to taxation by that jurisdiction. Sellers and the Purchased Subsidiaries have not requested an extension of time within which to file any Tax Return which has not since been filed.
          (b) Each of the Sellers and the Purchased Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Sellers nor the Purchased Subsidiaries have entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations, and Sellers and the Purchased Subsidiaries have properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.
          (c) Sellers and the Purchased Subsidiaries do not and will not have additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date.
          (d) All Taxes that each Seller or Purchased Subsidiary is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.
          (e) No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has any Seller or Purchased Subsidiary received any (i) notice from any Governmental Authority requesting information related to Tax matters or that any such audit or other Proceeding is pending, threatened or contemplated or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against any Seller or Purchased Subsidiary with respect to any Taxes due from or with respect to any Seller or Purchased Subsidiary or any Tax Return filed by or with respect to any Seller or Purchased Subsidiary. Sellers and the Purchased Subsidiaries have not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency.
          (f) All Tax deficiencies that have been claimed, proposed or asserted against any Seller or Purchased Subsidiary have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.
          (g) None of the Sellers or the Purchased Subsidiaries has engaged in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code.
          (h) Each of the Sellers and the Purchased Subsidiaries has either (i) filed or caused to be filed with the appropriate governmental entity all unclaimed property reports required to be filed and has remitted to the appropriate governmental entity all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient. There is no property or obligation of Sellers or any of the Purchased Subsidiaries including but not limited to uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any State or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any State or municipality under any applicable escheatment laws.
          (i) Neither Sellers nor any of the Purchased Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (j) The unpaid Taxes of Sellers and the Purchased Subsidiaries (i) do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth or included in Sellers’ or the Purchased Subsidiaries’ most recent balance sheet and (ii) do not exceed, in the aggregate, the amount of current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth or included in Sellers’ or Purchased Subsidiaries’ most recent balance sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers and the Purchased Subsidiaries in filing their Tax Returns. Since the date of the most recent balance sheet, neither Sellers nor any of the Purchased Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          (k) None of the Sellers or the Purchased Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority).
          (l) None of the Sellers or the Purchased Subsidiaries is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which a Seller is the common parent, and none of the Sellers or the Purchased Subsidiaries has any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.
          (m) None of the Sellers or the Purchased Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (n) None of the Sellers or the Purchased Subsidiaries, has participated in a transaction described in section 355 of the Code for the two-year period ended on the Closing Date.
          (o) There are no Encumbrances upon any properties or assets of Sellers or any of the Purchased Subsidiaries arising from any failure or alleged failure to pay any Tax.
          (p) None of the Sellers or the Purchased Subsidiaries will be required to make any payments of any nature whatsoever to any person on account of such person’s having liability for amounts payable under Section 409A of the Code. There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, will result in payments that will be subject to the rules of Section 409A(a)(1) of the Code (pertaining to deferred compensation arrangements).
          (q) Each of the Sellers and the Purchased Subsidiaries is in compliance with the requirements of Section 482 of the Code and the Treasury Regulations thereunder as they apply to transfer pricing between controlled entities including the contemporaneous documentation requirements regarding transfer pricing policies.
          (r) Each of the Sellers represents that it is not a “foreign person” within the meaning of Section 1445 of the Code.
          (s) Each of the Sellers and the Purchased Subsidiaries has filed all reports and has created and/or retained all records required under Code Section 6038A with respect to its ownership by and transactions with related parties. Each related foreign person required to maintain records under Code Section 6038A with respect to transactions between Sellers or any of their subsidiaries and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with Sellers or any of their subsidiaries are either maintained in the United States, or either Sellers or any of their subsidiaries is exempt from the record maintenance requirements of Code Section 6038A with respect to such transactions under Treasury Regulation Section 1.6038A-1. Neither Sellers nor any of the Purchased Subsidiaries is a party to any record maintenance agreement with the Internal Revenue Service with respect to Code Section 6038A. Each related foreign person that has engaged in transactions with Sellers or their subsidiaries has authorized either Sellers or any of their subsidiaries to act as its limited agent solely for purposes of Code Sections 7602, 7603, and 7604 with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with Sellers or any of their subsidiaries, and each such authorization remains in full force and effect.
          (t) The Seller is considered to own substantially all of the economic benefits and burdens associated with the Purchased Assets for U.S. federal income tax purposes.
     5.12. Employee Benefit Plans.
          (a) Schedule 5.12 lists all Employee Plans, whether written or oral. Each Employee Plan has been maintained, funded and administered in accordance with is terms and all provisions of applicable Laws in all material respects.

          (b) All required contributions to, and premium payments on account of, each Employee Plan have been made on a timely basis.
          (c) With respect to each Employee Plan intended to qualify under Section 401(a) of the Code, (i) a favorable determination letter has been issued by the IRS with respect to the qualification of such Employee Plan and none of the Sellers nor their Subsidiaries are aware of any material facts or circumstances that could adversely affect the qualification of such Employee Plan, (ii) there have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which no exemption has been complied with under Section 408 of ERISA or Section 4975 of the Code, and (iii) none of the Employee Plans is a “defined benefit plan” within the meaning of ERISA Section 3(35) or subject to title IV of ERISA or the “minimum funding standards” of Section 412 of the Code. None of the Sellers or their Subsidiaries maintains, sponsors, contributes to or has any obligation to contribute to or has any current or potential Liability under any multi-employer plan (as defined in Section 3(37) of ERISA), including any current or potential liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Section 4205 and 4203, respectively, of ERISA) or pursuant to Section 4204 of ERISA; no assets of Sellers or any of their Subsidiaries is subject to any lien under ERISA or the Code.
          (d) With respect to any Employee Plans which are “group health plans” under Section 4980B of the Code or ERISA Sections 601-607, as amended by the American Recovery and Reinvestment Act of 2009, and all regulations related thereto (“COBRA”), there has been timely compliance with all material requirements imposed by COBRA and neither Sellers nor their Subsidiaries have any knowledge of any Liability that could be expected to be incurred arising therefrom. Except as required by COBRA, no Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.
          (e) Schedule 5.12(e) contains a complete and correct list of each Employee Plan which is maintained on behalf of current or former employees of any of the Sellers or Subsidiaries located outside of the United States (each, a “Foreign Plan”). The Foreign Plans have been registered, maintained, funded and administered in compliance with their terms and their requirements of all applicable laws, and no Foreign Plan has any unfunded or underfunded liabilities.
          (f) There is no pending or threatened, Action relating to any Employee Plan, including any Foreign Plan, other than routine claims in the ordinary course of business for benefits provided by the Employee Plans. No Employee Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application for filing under or, is a participant in, a government sponsored amnesty, voluntary compliance, self correction or similar program.
     5.13. Environmental Matters.
          (a) The Sellers and each of its Subsidiaries have at all times operated in compliance in all material respects with all applicable Environmental Laws. There are no Environmental Claims pending or threatened against them. Neither Seller nor any of its

Subsidiaries has received any written notice from a Governmental Authority or any other Person alleging that it is not in compliance, in any material respect, with applicable Environmental Laws.
          (b) There has been no disposal, spill, discharge or release of any Hazardous Substance on, at, or under any property presently or formerly owned, leased or operated by any of the Sellers or any of its Subsidiaries, any former Subsidiary or any respective predecessors in interest or at any other location that could reasonably be expected to result, either individually or in the aggregate, in material costs to any Seller or any of its Subsidiaries.
          (c) The Sellers have provided to Purchaser all records, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data available to Sellers concerning the existence of Hazardous Substances or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by Sellers or any of its Subsidiaries, any former Subsidiary or respective predecessors in interest, or concerning compliance by such entities with, or liability under, any Environmental Laws.
     5.14. Contracts.
          (a) Sellers’ Contractual Obligations (in addition to this Agreement) and Purchased Subsidiaries’ Contractual Obligations are as disclosed on Schedule 5.14(a) with respect to the Business, and are as disclosed on Schedule 5.14 (b) with respect to the Mobility Products. Except as set forth on Schedule 5.14(a) and Schedule 5.14(b), no Seller or Purchased Subsidiary is a party or bound by, whether written or oral, any Contract or agreement of any form material to the Purchased Assets, whether or not entered into in the ordinary course of business, including any Contract involving any Intellectual Property (other than licenses for commercially available off-the-shelf with a replacement cost and/or annual license fee of less than $10,000) (each a “Material Contract”).
          (b) Except as disclosed on Schedule 5.14(a) or Schedule 5.14(b), (i) no Material Contract has been breached or canceled by the other party, (ii) except for defaults that will be cured by Sellers or Purchased Subsidiaries pursuant to the Assumption and Assignment Order or arising solely as a consequent of the commencement of the Chapter 11 Cases, neither any Seller or Purchased Subsidiary nor any other party thereto is in default or breach in any material respect under the terms of any Material Contract and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder, (iii) no Seller or Purchased Subsidiary has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract, and (iv) each Material Contract is a legal, valid, binding, enforceable and in full force and effect and, subject to the terms of this Agreement, will continue as such following the consummation of the transactions contemplated hereby.
          (c) Sellers have provided Purchaser with, or made available to Purchaser, a true and correct copy of all Material Contracts, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 5.14(a) and Schedule 5.14(b)). Schedule 5.14(a) and Schedule 5.14(b) contain an accurate and complete summary of all material terms of any oral contracts referred to therein.

     5.15. Customer and Suppliers. Schedule 5.15 sets forth the complete and accurate list of (a) the 25 largest customers of Sellers (measured by aggregate billings) during (i) the fiscal year ended on the Most Recent Balance Sheet Date and (ii) the most recently ended fiscal quarter prior to the date hereof, indicating the amount of the existing Contractual Obligations for each such customer, and (b) the 25 largest suppliers of materials, products or services to Sellers (measured by the aggregate amount purchased by Sellers) during (i) the fiscal year ended on the Most Recent Balance Sheet Date and (ii) the most recently ended fiscal quarter prior to the date hereof, indicating the amount of the Contractual Obligations for each such supplier.
     5.16. Employees. Except as disclosed on Schedule 5.16, none of the Sellers or any of their Subsidiaries employees is represented for purposes of collective bargaining by any labor organization, and there are no labor unions attempting to represent the employees of Sellers or their Subsidiaries. Neither Sellers nor any of their Subsidiaries has engaged in any unfair labor practices and there are no unfair labor practice charges or complaints pending against Sellers before any Governmental Authority. For the past five years, there has been no organized labor strike, dispute, slow down or work stoppage, and no such labor strike, dispute, slow down or work stoppage has been threatened. The Sellers and their Subsidiaries are in compliance in all material respects with all Laws concerning employment, wages and labor, including, without limitation, provisions thereof relating to equal opportunity, hours of work, immigration and collective bargaining, and occupational health and safety. Except as disclosed on Schedule 5.16, there is no Action or investigation or inquiry pending or threatened between the Company or any of its Subsidiaries, between Sellers or any of their Subsidiaries and any of their respective employees, former employees, agents or any association or group of any its employees concerning employment, employment discrimination, wages or any other employment related dispute. Sellers and their Subsidiaries have correctly classified those individuals performing services for Sellers or any of their Subsidiaries as common law employees, leased employees, independent contractors or agents of the Company or their Subsidiaries.
     5.17. Litigation; Government Orders. Except as set forth on Schedule 5.17, there is no Action to which any Seller or Purchased Subsidiary is a party (either as plaintiff or defendant or otherwise) or to which the Purchased Assets or the Business are subject that is pending, or threatened, which affects any Seller or Purchased Subsidiary or its ownership of, or interest in, any Purchased Asset or the use or exercise by any Seller or Purchased Subsidiary of any Purchased Asset or the Business. Except as disclosed on Schedule 5.17, no Government Order has been issued that is applicable to, or otherwise causes a Material Adverse Effect to, any Seller or Purchased Subsidiary or the Purchased Assets or the Business.
     5.18. Product Warranties; Liability.
          (a) Except as disclosed in Schedule 5.18, each Product is, and at all times has been, (a) in substantial compliance with all applicable Legal Requirements, (b) fit for the ordinary purposes for which it is intended to be used and (c) in substantial conformity with any and all Contractual Obligations express and implied warranties, promises and affirmations of fact made by Sellers or Purchased Subsidiaries.
          (b) Except as disclosed in Schedule 5.18, no Product is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease or license. Schedule 5.18 includes a summary of the standard terms and conditions of sale, lease or license for Sellers (including applicable guaranty, warranty, and indemnity provisions).
     5.19. Insurance. Schedule 5.19 sets forth a list of insurance policies, including policies by which Sellers and Purchased Subsidiaries, or any of their Assets, employees, officers or directors or the Business has been insured since January 1, 2002 and, with respect to such insurance policies under which Sellers and Purchased Subsidiaries, or any of their Assets, employees, officers or directors of the Business is currently insured. Schedule 5.19 includes for each insurance policy the type of policy, form of coverage, policy number and name of insurer and expiration date. Sellers have delivered to Purchaser true, accurate and complete copies of all such insurance policies, in each case as amended or otherwise modified and currently in effect. Schedule 5.19 describes (a) any self-insurance arrangements affecting Sellers and Purchased Subsidiaries, and (b) any outstanding claims made under any such insurance policies.
     5.20. No Brokers. No Seller has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the transactions contemplated hereby other than those which will be borne by Sellers.
     5.21. Conflicts.
          (a) None of the execution and delivery by any Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Seller’s or Purchased Subsidiary’s Organizational Documents, (ii) any Contract or Permit to which a Seller or a Purchased Subsidiary is a party or by which a Seller or a Purchased Subsidiary or its properties are bound or (iii) any applicable Law.
          (b) None of the execution and delivery by any Purchased Subsidiary of the Purchased Subsidiary Documents, the consummation of the transactions contemplated thereby, or compliance by any Purchased Subsidiary with any of the provisions thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Purchased Subsidiary’s Organizational Documents, (ii) any Contract or Permit to which a Purchased Subsidiary is a party or by which a Purchased Subsidiary or its properties are bound or (iii) any applicable Law.
     5.22. Business and Assets of Purchased Subsidiaries. The sole business of each Purchased Subsidiary from its date of formation has been as set forth on Schedule 5.23, and no Purchased Subsidiary has conducted or operated any other business, operations or enterprise. The only assets and properties owned, held or used by the Purchased Subsidiaries are those fixed assets set forth on Schedule 5.22, the Real Property set forth on Schedule 5.7, and the Contractual Obligations set forth on Schedules 5.14(a) and 5.14(b). None of the Purchased Subsidiaries owns any Registered Intellectual Property or Company Owned Technology, and

none of the Company Technology is obtained or used by any of the Sellers from or through any Purchased Subsidiary.
     5.23. SEC Filings. SCO Group has timely filed with the SEC all forms, reports and documents required to be filed by SCO Group since January 1, 2007 under the Exchange Act, including, without limitation, (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, and (iii) all Current Reports on Form 8-K (collectively, the “SEC Reports”), all of which were prepared in compliance in all material respects with the applicable requirements of the Exchange Act. As of their respective dates, the SEC Reports (A) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, and any applicable state securities and blue sky laws, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated statements of net assets in liquidation and changes in net assets in liquidation and each of the consolidated statements of operations, cash flows and stockholders’ equity included in or incorporated by reference into the SEC Reports (including any related notes and sections) fairly presents the results of operations, cash flows and stockholders’ equity, as the case may be, of SCO Group and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.
     5.24. Full Disclosure. No representation or warranty by any Seller contained in this Agreement (including any Schedule or Exhibit) and no information contained in any other instrument furnished or to be furnished to Purchaser pursuant hereto or in connection with the transaction contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to Sellers that:
     6.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as currently conducted and contemplated to be conducted and to perform its obligations under this Agreement and the Purchaser Documents.
     6.2. Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.
     6.3. Conflicts; Consents of Third Parties.
          (a) None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) Purchaser’s Organizational Documents, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties are bound or (iii) any applicable Law.
          (b) Except for the entry of the Sale Order and the Assumption and Assignment Order, and the approval of the United States Government’s Committee on Foreign Investment in the United States and any approvals in the form of novation agreements, as described in United States Federal Acquisition Regulation Part 42.12, issued by the United States Government in its contracting capacity, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby without any material delay, the performance by Purchaser of its obligations hereunder, or the taking by Purchaser of any other action contemplated hereby.
     6.4. Litigation. There are no Actions pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect. For the purposes of this Agreement, “Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to (i) consummate the transactions contemplated hereby or by the Purchaser Documents without any material delay or (ii) perform its obligations under this Agreement or the Purchaser Documents. Purchaser is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a Purchaser Material Adverse Effect.
     6.5. No Brokers. Purchaser has no Liability to any broker, finder or agent in connection with the transactions contemplated hereby other than those which will be borne by Purchaser.

     6.6. Financial Capability. Purchaser (i) has or will have on or prior to the date of the Sale Hearing sufficient funds available to pay the Purchase Price subject to the terms of Article III and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has or will have on or prior to the date of the Sale Hearing the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, that would impair or adversely affect such resources and capabilities or could reasonable be expected to have a Purchaser Material Adverse Effect.
     6.7. Adequate Assurances Regarding Executory Contracts. Purchaser is and will be capable of satisfying the conditions and requirements contained in Section 365(b)(1)(C) and 365(f) of the Bankruptcy Code, the Sale Order, this Agreement and the other Seller Documents with respect to the Assumed Executory Contracts.
     6.8. Purchaser Investors and Affiliates. Neither (a) Purchaser or any of its managers, nor (b) to Purchaser’s knowledge, any of its stockholders, other investors, lenders, or any Affiliate thereof, is, or will be at Closing (i) IBM, Novell, Red Hat or AutoZone, or (ii) any third party known to Purchaser to be an Affiliate of IBM, Novell, Red Hat or AutoZone.
ARTICLE VII
BANKRUPTCY COURT MATTERS
     7.1. Bankruptcy Actions.
          (a) As soon as practicable after the date hereof (an in no event later than 5:00 p.m. (Eastern Daylight Time) on the fifth business day after the date hereof) Sellers shall file a motion in form and substance acceptable to Purchaser (the “Sale Motion”) with the Bankruptcy Court seeking, among other things, entry of the Sale Order.
          (b) Contemporaneous with filing the Sale Motion, Sellers shall (i) provide, in form and substance acceptable to Purchaser, notice of the hearing on the Sale Motion to all parties to the Assumed Contracts, all taxing, environmental and other governmental authorities and agencies in each jurisdiction applicable to Sellers, all Persons asserting liens on the Purchased Assets, and to all other parties entitled to receiver notice under the Bankruptcy Code, the Rules and applicable local bankruptcy rules, and (ii) file a motion in form and substance acceptable to Purchaser seeking entry of the Assumption and Assignment Order.
          (c) Sellers and Purchaser shall take all necessary actions to have included in the Assumption and Assignment Order an authorization for Sellers to assume the Assumed Executory Contracts and assign to Purchaser all Assumed Executory Contracts. Sellers shall, at Purchaser’s written direction (i) any time prior to the eleventh (11th) day prior to the Sale Hearing, add any Contracts to Exhibit A to this Agreement or (ii) at any time prior to the Sale Hearing, remove Assumed Executory Contracts from such Exhibit A.
          (d) Sellers shall, at or prior to the Closing, pay all Cure Amounts so that the Assumed Executory Contracts may be assumed by Sellers and assigned to Purchaser in accordance with the section 365 of the Bankruptcy Code. Purchaser shall be exclusively responsible for any Assumed Liabilities under all such Assumed Executory Contracts, after Sellers’ payment of all applicable Cure Amounts.
          (e) Prior to filing with the Bankruptcy Court, Sellers shall provide Purchaser with a reasonable opportunity to comment on all pleadings filed by Sellers with the Bankruptcy Court in connection with the Sale Motion and any other pleadings associated with this Agreement and the transactions contemplated hereby or any other transaction(s) associated with the Purchased Assets, and each pleading shall be acceptable to Purchaser.
          (f) After the Closing, with respect to any Contract to which any Seller is a party which is not an Assumed Executory Contract, and to the extent such Contract has not been rejected by Sellers pursuant to Section 365 of the Bankruptcy Code, upon written notice(s) from the Purchaser, as soon as practicable, Sellers shall take all actions necessary to assume and assign to Purchaser pursuant to Section 365 of the Bankruptcy Code any Contract(s) set forth in the Purchaser’s notice(s), and any applicable cure cost shall be satisfied by Purchaser. Sellers agree and acknowledge that (i) they shall provide Purchaser with reasonable advance notice of any motion(s) to reject any Contract and (ii) the covenant set forth in this Section shall survive the Closing. Notwithstanding anything in this Agreement to the contrary, on the date any Contract is assumed and assigned to Purchaser pursuant to this Section, such Contract shall be deemed an Assumed Executory Contract for all purposes under this Agreement.
     7.2. Auction. If the Bankruptcy Court determines that approval of this Agreement is subject to higher and better bids, Sellers shall take all actions necessary to obtain entry of an Order by the Bankruptcy Court in form and substance reasonably acceptable to the Purchaser:
          (a) setting a deadline for the filing of objections to the entry of the Sale Order;
          (b) providing that the Auction shall be held on or one day prior to the Sale Hearing;
          (c) scheduling the Sale Hearing; and
          (d) providing for the bidding procedures pursuant to which qualifying bids may be solicited, made and accepted and containing bid protections for Purchaser, including a break-up fee in an amount equal to 4% of the Purchase Price.
     7.3. Purchaser Actions. Purchaser agrees that it shall promptly take such actions as are reasonably requested by Sellers to assist in obtaining the Sale Order, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

ARTICLE VIII
COVENANTS
     8.1. Access to Information. Sellers agree that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Sellers and their representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which any Seller is bound. Purchaser will not contact any employee, customer or supplier of Sellers with respect to this Agreement without the prior written consent of Sellers (which such consent will not be unreasonably withheld or delayed); provided, however, that so long as there is no disruption to the Business and Purchaser’s conduct is in accordance with the reasonable requirements of Sellers, Purchaser shall be entitled to contact and engage in discussions with (i) counterparties to Assumed Contracts, (ii) Sellers’ vendors and (iii) Sellers’ customers, and, Sellers shall cooperate with Purchaser to facilitate such contact and discussions between Purchaser and such counterparties, vendors and customers. Promptly following the date of this Agreement, Seller shall provide Purchaser with contact information for each customer and supplier identified on Schedule 5.15 and notwithstanding any agreement between the parties to the contrary, Purchaser shall be entitled to contact such customers and suppliers. Purchaser agrees to repair at its sole cost any damage to each Facility due to investigation and to indemnify and hold Sellers harmless of and from any claim for physical damages or physical injuries arising from Purchaser’s investigation of each Facility, and notwithstanding anything to the contrary in this Agreement, such obligations to repair and to indemnify shall survive the closing or any termination of this Agreement.
     8.2. Conduct of the Business Pending the Closing. Prior to the Closing, and subject to any obligations as debtors-in-possession under the Bankruptcy Code and as required by applicable Law, or as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall and shall cause each Purchased Subsidiary to (a) use commercially reasonable efforts to preserve their relationships with their material suppliers and customers, maintain the Purchased Assets in the Ordinary Course of Business, pay expenses and payables, bill customers, collect receivables, purchase Inventory, repair and continue normal maintenance (normal wear and tear excepted), (b) maintain theirs books, records and accounts in accordance with GAAP and otherwise conduct the Business in the Ordinary Course of Business; (c) comply in all material respects with all Laws and Assumed Contracts, (d) maintain all existing Permits applicable to the Business, (e) pay all applicable Taxes as such Taxes become due and payable, and (f) maintain all existing insurance policies (or comparable insurance) of or relating to the Purchased Assets and the assets of the Purchased Subsidiaries. Prior to the Closing, none of the Sellers shall or cause or permit any Purchased Subsidiary to (i) amend its Organizational Documents, or (ii) declare, set aside or pay any dividends or other distributions in respect of Equity Interests of any of the Purchased Subsidiaries.
     8.3. Further Assurances. Each of Sellers and Purchaser shall use its commercially reasonable best efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. In furtherance of the foregoing and without limitation thereof, Sellers will take such actions as are necessary to facilitate the approvals described in Section 10.3(b).
     8.4. Assumed Liabilities. Subsequent to the Closing, Purchaser agrees to pay, perform and discharge the Assumed Liabilities as they become due, including, without limitation, the discharge and performance when due of each and every obligation of Sellers to be satisfied or performed on or after the Closing Date, under the Assumed Executory Contracts; provided, however, that Sellers shall be jointly and severally obligated to pay all Cure Amounts.
     8.5. Confidentiality.
          (a) Purchaser acknowledges and agrees that all Confidential Information provided to it in connection with this Agreement, including under Section 8.1, shall be maintained in confidence by Purchaser, and returned to Sellers, at Purchaser’s cost, promptly if this Agreement is terminated for any reason. In addition, Purchaser shall deliver to Sellers all other due diligence information, material and reports obtained independently by Purchaser if Purchaser terminates this Agreement. For purposes of this Section 8.5 “Confidential Information” shall mean any confidential information with respect to, without limitation, methods of operation, customers, customer lists, Products, prices, fees, costs, Technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.
          (b) Sellers have had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) regarding the Purchased Assets and the Business. Each Seller agrees that unless it first secures the written consent of an authorized representative of Purchaser, it shall not use for itself or anyone else, and shall not disclose to others, any Confidential Information except to the extent such use or disclosure is required by Law or is required in connection with the Chapter 11 Cases (in which event it shall inform Purchaser in advance of any such required disclosure, shall cooperate with Purchaser in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each Seller shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

          (c) Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to Confidential Information relating solely to the Business or otherwise in connection with the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by any Seller or its representatives concerning any Seller and its Subsidiaries (other than as it relates to the Business and/or the Purchased Assets) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. This provision shall survive the Closing or termination of this Agreement.
     8.6. Preservation of Records. For a period of five years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim):
          (a) Purchaser shall not dispose of or destroy any of the business records and files of the Business held by Purchaser and relating to the period preceding the Closing Date. If Purchaser wishes to dispose of or destroy such records and files after that time, or if Sellers wish at any time to destroy any business records and files of the Business held by it, the Party proposing such disposition or destruction shall first give 30 days’ prior written notice to the other Party, and such other Party shall have the right, at its option and expense, upon prior written notice to the notifying Party within such 30-day period, to take possession of the records and files within 15 days after the date of such notice. Purchaser shall bear the costs associated with preserving these records.
          (b) Each party (the “Requested Party”) shall allow the other party and any of its directors, officers, employees, counsel, representatives, accountants and auditors reasonable access during normal business hours to all employees and files of the Requested Party and any books and records and other materials included in the Purchased Assets relating to periods prior to the Closing Date in connection with general business purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including the preparation of Tax Returns, amended Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date, the management and handling of any audit, investigation, litigation or other proceeding in, whether such audit, investigation, litigation or other proceeding is a matter with respect to which indemnification may be sought hereunder), to comply with the rules and regulations of the Internal Revenue Service, the SEC or any other Governmental Authority or otherwise relating to Sellers’ other businesses or operations. Sellers shall further provide prompt notice to Purchaser of any notices, documents or the like delivered or forwarded to any Seller that relate to the Business acquired by Purchaser.
     8.7. Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise immediately required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers list securities, provided that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof.
     8.8. Sublease and Subcontract. If required for Purchaser’s use of Purchased Assets and at the Purchaser’s option, for a period extending the term of the Contracts set forth on Schedule 8.8 (the “Transition Period”), Sellers shall, as applicable, sublease or subcontract to Purchaser the Contracts set forth on Schedule 8.8 (and including any Intellectual Property Licenses included in the Assumed Contracts), for which a third party consent is required for its transfer, not obviated by the entry of the Sale Order, which consent shall not have been obtained as of the Closing (the “Transition Agreements”), and subcontract to Purchaser during the Transition Period the provision of such utilities and other services reasonably necessary and useful to conduct the Business as determined by Purchaser in its sole discretion (the “Subcontracted Services”), in order to transition particular Purchased Assets to Purchaser. Not less than three Business Days before the Closing Date, Purchaser shall provide a schedule setting forth the Subcontract Services. Not more than two Business Days after actually receiving the such schedule, Sellers shall provide Purchaser with a schedule setting forth the estimated costs that Sellers will likely accrue or incur under or on account of the Transition Agreements and the Subcontracted Services during the Transition Period. Purchaser shall provide Sellers with an adequate advance deposit for, and shall be liable for and shall pay within 20 days of notice thereof from Sellers or their agent, representative or designee any and all actual transition cost. During the Transition Period, Sellers shall not seek to reject or terminate any of the Transition Agreements or the Subcontracted Services except to the extent that any such rejection or termination becomes effective after the end of the Transition Period. During the Transition Period, Sellers shall, at the expense and request of Purchaser and to the extent they continue as debtors in possession, object to or challenge any motion or other attempt to reject, terminate, suspend or modify the Transition Agreements or the Subcontracted Services except to the extent that any such rejection, termination, suspension or modification becomes effective after the end of the Transition Period.
     8.9. Non-Compete Covenants.
          (a) Restrictive Covenants. Sellers acknowledge that (i) Purchaser intends to use the Purchased Assets to engage in the business of developing, manufacturing, selling, marketing, distributing, and supporting the Products and providing services related to such Products (the “Purchaser Business”), which is substantially similar to the Business engaged in by Sellers and their Affiliates before the Closing; (ii) Sellers and their Affiliates currently engage in the Business throughout the Territory (as defined herein); (iii) the long-term customer relationships developed by Sellers and their Affiliates required a significant investment of time, effort and expense; (iv) the Purchaser is hereby agreeing to pay the Purchase Price to Sellers for the Purchased Assets, including the Company Technology, other confidential information, and goodwill associated with the Business; (v) the agreements and covenants contained in this Section 8.9 are essential to protect the Company Technology, other confidential information, and goodwill being acquired through the purchase of the Purchased Assets; and (vi) the restrictions set forth herein are a material inducement for the Purchaser to enter into this Agreement. For the foregoing reasons, Sellers covenant and agree to the terms of paragraphs (c) through (g) of this Section 8.9.

          (b) Definitions. For purposes of this Section 8.9: (i) “Competitive Business” means (A) engaging in any aspect of the Purchaser Business, or any other business which offers products or services which compete with the Purchaser Business; or (B) developing, marketing, leasing, licensing, selling or otherwise providing any products or related services that compete with the Products and Purchaser’s related services; (ii) “Restricted Period” means, with respect to any activities in the United Kingdom, the period commencing on the Closing Date and terminating three years thereafter, and otherwise means the period commencing on the Closing Date and terminating five years thereafter; and (iii) “Territory” means (A) the entire United States, (B) Canada, France, Germany, India, Japan, and the United Kingdom, the countries in which subsidiaries of Sellers are located, and (C) the countries listed in Exhibit F hereto, which are countries in which Sellers or their Affiliates have sold, licensed, distributed or otherwise provided Products and Services through distributors or Value Added Resellers.
          (c) Non-Competition. During the Restricted Period, each of the Sellers shall not, directly or indirectly, whether acting on its own behalf, or acting as an owner, shareholder, partner, or member of, or otherwise exercising control over, any other Person, or acting through any other Person, engage in a Competitive Business anywhere within the Territory.
          (d) Non-Solicitation of Customers. During the Restricted Period, each of the Sellers shall not, directly or indirectly, whether acting on its own behalf, or acting as an owner, shareholder, partner, or member of, or otherwise exercising control over, any other Person, or acting through any other Person, solicit any Person that was a customer of Sellers or their Affiliates at any time during the two-year period before the Closing Date: (i) to cease, diminish, modify or not renew its business relationship with the Purchaser or its Affiliates; or (ii) to purchase products or services from a company engaged in a Competitive Business.
          (e) Non-Solicitation of Employees. During the Restricted Period, without the written consent of Purchaser, which may be granted or withheld by Purchaser in its sole and absolute discretion, each of the Sellers shall not, directly or indirectly: (i) solicit or assist any employee of Purchaser or its Affiliates who was previously employed by any of the Sellers or their Affiliates at any time during the one-year period before the Closing Date to leave the employ of Purchaser or its Affiliates; nor (ii) hire any employee of the Purchaser or its Affiliates who was previously employed by any of the Sellers or their Affiliates at any time during the one-year period before the Closing Date within one year after such employee’s employment with the Purchaser or Purchaser’s Affiliates terminates for any reason. Notwithstanding the foregoing, the restrictions set forth in this Section 8.9(e): (i) shall not apply to employees located in Germany, and (ii) shall only apply to those employees located in the United Kingdom who obtained knowledge of the Sellers’ non-public Intellectual Property (in the course of their employment by a Seller or by SCO Software (UK) Limited) that would have value to a Competitive Business.
          (f) Rights and Remedies Upon Breach. If any Seller breaches, or threatens to commit a breach of, any of the provisions of Section 8.9 (the “Restrictive Covenants”), Purchaser and its Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser or its Affiliates at law or in equity:

               (i) Each of the Sellers agrees that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser and its Affiliates, and that money damages would not provide an adequate remedy to Purchaser and its Affiliates. Accordingly, in addition to any other rights or remedies, Purchaser and its Affiliates shall be entitled to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, and to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain any Seller or Seller Affiliate from any violation thereof.
               (ii) Purchaser and its Affiliates shall have the right and remedy to require any Seller to account for and pay over to Purchaser or its Affiliates all fees, revenues, proceeds, profits, monies, accruals, or other property or benefit derived or received by any of the Sellers or their Affiliates as the result of any transactions constituting a breach of the Restrictive Covenants.
          (g) Acknowledgement by Sellers. Each Seller hereby acknowledges and agrees that the restraints contained in this Section 8.9 are reasonable and enforceable in view of the Purchaser’s legitimate interests in protecting the Intellectual Property and goodwill acquired by the Purchaser and the limited scope of the restrictions in this Section 8.9. Each Seller hereby further acknowledges and agrees that the Restrictive Covenants are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the substantial consideration paid to Sellers pursuant to this Agreement, and (iii) the markets in which the Products and related services are provided.
     8.10. Collection of Accounts Receivable. Purchaser agrees that it shall forward promptly to Sellers any monies, checks or instruments received by Purchaser after the Closing to the extent identified as accounts receivable constituting Excluded Assets.
ARTICLE IX
EMPLOYMENT MATTERS
     9.1. Termination of Employment. Sellers shall terminate the employment of all Employees identified on Exhibit G hereto effective immediately prior to the Closing. Effective as of the Closing, Purchaser shall offer employment to each of the Employees identified on Exhibit G. Employees who accept Purchaser’s offer of employment and become employees of Purchaser as of the Closing shall be referred to as the “Transferred Employees” effective on their initial dates of employment with Purchaser. All Transferred Employees shall be subject to all applicable policies and practices of Purchaser. Sellers shall remain liable for all employee wages, salaries and benefits respecting each Employee arising out of periods prior to the closing date, including, without limitation, all benefits accrued as of the Closing.
     9.2. WARN. Sellers shall be responsible for providing all WARN notices or notices of employment termination required under similar Laws of any other jurisdiction related to the termination of the Employees by Sellers, and Sellers shall bear full liability for all WARN Liability associated with their termination of Employees. Purchasers shall bear no responsibility to provide any WARN notices or notices of employment termination required under similar

Laws of any other jurisdiction associated with the termination of Employees pursuant to the transactions contemplated hereby.
ARTICLE X
CONDITIONS TO CLOSING
     10.1. Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
          (a) each of the representations and warranties of Sellers set forth in this Agreement and the other Seller Documents shall be true and correct in all material respects as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date;
          (b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement or the other Seller Documents to be performed or complied with by Sellers prior to the Closing Date;
          (c) there shall not have occurred an event or failure to act causing a Material Adverse Effect;
          (d) there shall be (i) no pending or overtly threatened Action (other than any Action which is determined by the Parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against any Seller or Purchaser, that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, and (ii) no order that has been issued by any Governmental Authority having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Purchased Assets hereunder;
          (e) Seller shall have complied with all of the Bankruptcy Conditions contained in Section 7.1, and the Sale Order and Assumption and Assignment Order shall have been entered by the Bankruptcy Court and no order providing for a stay of the Sale Order or the Assumption and Assignment Order pending a timely filed appeal shall have been served on any Seller or Purchaser;
          (f) Purchaser shall have received all of the items set forth in Section 4.2 in form and substance satisfactory to Purchaser; and
          (g) with respect to each Assumed Contract, Sellers shall have obtained an order from the Bankruptcy Court authorizing Purchaser to assume such Assumed Contract from Sellers and Sellers to assign such Assumed Contract to Purchaser.
     10.2. Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction,

prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):
          (a) each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct, in all material respects on and as of the date hereof and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date;
          (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and the other Purchase Documents to be performed or complied with by Purchaser on or prior to the Closing Date;
          (c) no order providing for a stay of the Sale Order pending a timely filed appeal shall have been served on any Seller or Purchaser; and
          (d) Sellers shall have received all of the items set forth in Section 4.3.
     10.3. Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be mutually waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):
          (a) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (b) all requisite affirmative approvals from a Governmental Authority, including, without limitation, CFIUS Approval and any approvals in the form of novation agreements, as described in United States Federal Acquisition Regulation Part 42.12, issued by the United States Government in its contracting capacity; and
          (c) the Bankruptcy Court shall have entered the Assumption and Assignment Order and Sale Order; provided that, notwithstanding anything contained in this Agreement to the contrary, if the Bankruptcy Court issues the Assumption and Assignment Order but fails to approve the assignment to Purchaser of any Assumed Contract solely by reason of a failure by Purchaser to provide adequate assurance of future performance as required by the Bankruptcy Code, then the Assumed Contract the contemplated assignment of which was not approved by the Bankruptcy Court, shall become an Excluded Asset and, assuming the other conditions to Purchaser’s obligations under the Agreement have been satisfied, the Parties shall proceed with the Closing with any corresponding adjustment to the Purchase Price.
     10.4. Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE XI
TAXES
     11.1. Purchase Price Allocation. Purchaser shall allocate the Purchase Price (including the Assumed Liabilities) among the Purchased Assets within one year after Closing, and Sellers and Purchaser shall file their income Tax Returns and Forms 8594, in accordance with such allocation. Sellers may not report or put forth any position that contradicts the purchase price allocation established by Purchaser.
     11.2. Tax Returns.
          (a) Tax Returns with respect to the Acquired Subsidiaries for the period ending on or before the Closing Date will be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Acquired Subsidiaries. Sellers will be given the opportunity to comment on such Tax Returns.
          (b) Purchaser will file all Tax Returns with respect to the Acquired Subsidiaries for all taxable periods ending after the Closing Date.
     11.3. Payment of Taxes.
          (a) Sellers shall pay all Taxes imposed on the Acquired Subsidiaries for all periods ending on or prior to the Closing Date, including Taxes allocable to the period ending on the Closing Date, in accordance with Section 11.4 herein.
          (b) In the case of Tax Returns filed by the Acquired Subsidiaries for periods ending on or before the Closing Date the Purchaser shall inform the Sellers of any amounts due from Sellers under this Section 11.3 at least ten days prior to the due date of the pertinent Tax Return and the Sellers will pay such amounts to Purchaser in immediately available funds at least two business days prior to the due date of the Tax Return.
          (c) Sellers, jointly and severally, will indemnify and hold harmless Purchaser and the Acquired Subsidiaries against any and all liability (including, without limitation, interest, additions to tax, and penalties, but net of any tax benefits to Purchaser or any of its affiliates, including the Acquired Subsidiaries) for all Taxes imposed on the Acquired Subsidiaries for all periods (or portions thereof) ending on or prior to the Closing Date, including amounts allocable to the period ending on the Closing Date pursuant to Section 11.4 herein.
     11.4. Tax Apportionment. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:
          (a) in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any Transfer Taxes contemplated by Section 11.6), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and

          (b) in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Subsidiaries, or otherwise measured by the level of any item during a period, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
     11.5. Tax Elections. Sellers will not, and will not cause or permit any Acquired Subsidiary to, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to any Acquired Subsidiary or the ownership of the Equity Interests of the Acquired Subsidiary.
     11.6. Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne by Sellers. Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, Purchaser will, and will cause their respective affiliates to, join in the execution of any such Tax Returns or other documentation. Sellers, however, shall seek to include in the Sale Order a provision that provides that the transfer of the Purchased Assets shall be free and clear of any stamp or similar taxes under Section l146(a) of the Bankruptcy Code. In addition, Sellers shall indemnify and hold harmless Purchaser from and against any such Transfer Taxes so long as Purchaser is in compliance with Section 11.2. Any amounts payable by Sellers to Purchaser on account of such indemnity shall be entitled to super priority administrative treatment under Sections 503(b) and 507 of the Bankruptcy Code. Sellers and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.
     11.7. Other Tax Matters.
          (a) Cooperation with Respect to Tax Returns. Purchaser and Sellers agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Acquired Subsidiaries as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser or the Acquired Subsidiaries shall retain in their possession, and shall provide Sellers reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Sellers may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, Purchaser may dispose of such material, provided that prior to such disposition Purchaser shall give Sellers a reasonable opportunity to take possession of such materials.

          (b) Refunds. To the extent there are refunds relating to the Acquired Subsidiaries for either periods (or portions thereof) ending on or before the Closing Date or periods (or portions thereof) ending after the Closing Date, Purchaser is entitled to all such refunds in their entirety.
          (c) Indemnity Payments. Sellers and Purchaser agree to treat any indemnity payment made pursuant to Section 11.3(c) and Section 11.6 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.
          (d) Amended Returns. No Tax Return with respect to the Acquired Subsidiaries (i) for periods ending on or before the Closing Date or (ii) which begins before and ends after the Closing Date, shall be amended if it would result in an increase in the amount of Taxes for which Sellers are liable under this Agreement, without the prior written consent of Sellers.
ARTICLE XII
RETAINED SCO RIGHTS
     12.1. Retention of Rights by SCO Group. Notwithstanding anything in this Agreement to the contrary but subject to the provisions of this Article, the Parties agree that SCO Group shall retain (and, subject to Section 12.4, the Excluded Assets shall include): (a) all right, title and interest in and to the Pending SCO Litigation Claims, and (b) such right, title and interest in and to the Litigated Copyrights and the Litigated Contract Rights as are finally determined in the Novell Litigation to have been owned by SCO Group as the Closing Date (collectively, the “Retained SCO Rights”). SCO Group shall also be entitled to retain all proceeds, if any, of the Novell Litigation, the IBM Litigation, the AutoZone Litigation and the Red Hat Litigation and of any Actions against third parties described in Section 12.2(v) below, free of any claim of Purchaser thereto, whether awarded as damages, received in settlement of the Pending SCO Litigation Claims or claims described in Section 12.2(v) below, or otherwise. Pending transfer of the of the Retained SCO Rights to Purchaser as provided in Section 12.4, Sellers hereby grant to Purchaser a non-exclusive, worldwide, royalty-free, fully-paid, transferable license to use and exploit the Retained SCO Rights in the Purchaser Business, with the right to grant sublicenses for such purpose.
     12.2. Scope and Restrictions. Following the Closing, the Retained SCO Rights may be asserted by any Seller, or by any Affiliate, successor or assign of any Seller, only (i) against Novell in the Novell Litigation, (ii) against IBM in the IBM Litigation, (iii) against AutoZone in the AutoZone Litigation, (iv) against Red Hat in the Red Hat Litigation, and (v) against third parties on the grounds that the use, operation, distribution, license, or sale of the Linux operating system or of Linux-based products by such third parties infringes or violates any of the Retained SCO Rights. The pursuit and enforcement of the Retained SCO Rights may include the collection of damages, the grant of licenses, releases and covenants not to sue, assignments of claims or proceeds, pursuit of injunctive or other equitable relief, settlement or compromise of any claim, and similar actions, but solely to the extent necessary to resolve the claims asserted as permitted by the preceding sentence. For the avoidance of doubt, if an infringement or violation of the Retained SCO Rights is asserted against a third party based on such third party’s use, distribution, license, or sale of the Linux operating system or of Linux-based products, then a license to practice the Retained SCO Rights may be granted only for such third party’s use, distribution, license, or sale of the Linux operating system or of Linux-based products.
     12.3. Releases and Covenant Not to Sue.
          (a) Notwithstanding the provisions of Sections 12.1 and 12.2, Sellers jointly and severally, for themselves, their Affiliates, and their respective predecessors, successors and assigns, past, present and future, and their respective shareholders, principals, owners, members, partners, investors, directors, officers, employees, agents, representatives, advisors and attorneys, and anyone claiming by, through or on behalf of them, and each of them (the “Seller Releasing Parties”), irrevocably discharge, release, and hold harmless Purchaser, its Affiliates and its Material Customers, and their respective predecessors, successors and assigns, past, present and future, and their respective shareholders, principals, owners, partners, direct and indirect investors, members, managers, directors, officers, employees, agents, representatives, resellers, distributors, advisors and attorneys, and each of them (the “Purchaser Released Parties”) from and against any and all claims, contentions, counter-claims, allegations, liabilities, actions, causes of action, suits, or demands, as asserted, as could have been asserted, or as could be asserted at any time in the future, because of, in connection with or with respect to the Retained SCO Rights, now existing or hereafter arising, for license fees, damages, covenants not to sue, releases, and/or other settlements or means of resolution of any or all of the Retained SCO Rights, including claims based on infringement, misappropriation or breach of contract, and/or tort or similar claims asserted in any Action. The foregoing release, discharge and hold harmless (i) shall become effective as to any Material Customer at such time as such third party becomes a Material Customer as defined in this Agreement, whether before or after any claim has been asserted against such third party by any Seller Releasing Party, and (ii) shall remain effective with respect to a Material Customer only for such period of time as such third party remains a Material Customer as defined in this Agreement. The Parties agree that the Purchaser Released Parties will not include IBM, Novell, Red Hat, AutoZone or any third party known to Purchaser to be an Affiliate of IBM, Novell, Red Hat or AutoZone.
          (b) Each Seller expressly understands and acknowledges that principles of law such as Section 1542 of the Civil Code of the State of California (“Section 1542”) provide that a general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.1 Each Seller hereby agrees that the provisions of Section 1542 and any and all similar laws, rights, rules, or legal principles of any national, federal, state, provincial, local or other jurisdiction, domestic or foreign, which may be applicable hereto, are hereby knowingly and voluntarily waived and relinquished by each Seller, and each Seller hereby agrees and acknowledges that this is an essential term of this Agreement.

[1]	Section 1542 of the Civil Code of the State of California provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

          (c) Each Seller acknowledges that it is aware that it may hereafter discover claims that were existing in the past or present, that may be unknown or unsuspected, or facts in addition to or different from those which it or he now knows or believes to be true with respect to the subject matter of this Agreement. Nevertheless, it is the intention of each Seller in executing this Agreement fully, finally and forever to settle and release all such matters, and all such claims relating thereto, which exist, hereafter may exist, or might have existed, whether or not previously or currently asserted in any action or proceeding.
          (d) Each Seller covenants that no Seller Releasing Party shall ever commence, continue, prosecute, or cause to be commenced, continued or prosecuted by it or on its behalf, any Action against any Purchaser Released Party based on a claim, demand, cause of action, damage, or liability which is the subject matter of this Article. Each Seller further covenants that no Seller Releasing Party further shall solicit any other party to bring any complaint, suit, or proceeding against any Purchaser Released Party based on any similar claim or proceeding on behalf of any other party or upon any other fact or assertion relating in any way, directly or indirectly, to the subject matter of this Article. Any breach of this covenant shall be a material breach of this Agreement entitling the Purchaser Released Parties to recover reasonable attorneys’ fees and expenses and costs of court and any and all damages incurred in any attempt to enforce this covenant or to recover damages.
          (e) Each Seller expressly agrees that this Article will be, and may be raised as, a complete defense and bar to any action or proceeding encompassed by the releases contained herein.
          (f) It is understood and agreed that each Purchaser Released Party is intended to be a third-party beneficiary of the foregoing release, discharge, hold harmless and covenants, and is entitled to diligently enforce the same in its own name, notwithstanding any action or inaction by Purchaser or its Affiliates with regard to the enforcement thereof, and, as to any Material Customer, free from any claim, defense, setoff or other right of any Seller Releasing Party against Purchaser or its Affiliates. Purchaser and its Affiliates shall have the right to notify all other Purchaser Released Parties of the existence and terms of the foregoing release, discharge, hold harmless and covenants, and to grant such release, discharge, hold harmless and covenant not to sue to the other Purchaser Released Parties on behalf of the Seller Releasing Parties pursuant to the extent provided above.
     12.4. Transfer of Retained SCO Rights to Purchaser.
          (a) All right, title and interest of the Sellers and their Affiliates (including any rights as a licensee) in and to the Litigated Copyrights and the Litigated Contract Rights shall immediately and automatically become vested in, owned by, and assigned and transferred to Purchaser, without any further act or deed or consideration being required of Purchaser, upon the first to occur of any of the following:
               (i) A final, non-appealable determination is made in the Novell Litigation that none of the Litigated Copyrights are owned by SCO Group;

               (ii) Any Seller, or any Affiliate, successor or assign of any Seller, asserts or seeks to enforce the Retained SCO Rights other than as permitted in Section 12.2 and does not cease such assertion or enforcement efforts within 30 days after receiving written notice thereof from Purchaser;
               (iii) Any Seller, or any Affiliate, successor or assign of any Seller, attempts or purports to assign, transfer or otherwise convey the Retained SCO Rights to any third party, including any transfer by operation of law, other than as permitted in Section 12.2 or as required by law, without the prior written consent of Purchaser, which Purchaser may grant or withhold in its sole discretion;
               (iv) Prior to confirmation and substantial consummation of a plan of reorganization in the Chapter 11 Cases, the Bankruptcy Court enters an order in the Chapter 11 Cases converting either of the Chapter 11 Cases to a case under chapter 7 of title 11 of the United States Code, or (b) appointing a Chapter 11 trustee in the Chapter 11 Cases, or (c) appointing an examiner having enlarged powers beyond those set forth under Bankruptcy Code § l106(a)(3) in the Chapter 11 Cases;
               (v) Following the termination of the Chapter 11 Cases, any Seller shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing;
               (vi) Following the termination of the Chapter 11 Cases, an involuntary case or other proceeding shall be commenced against any Seller seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 45 days; or
               (vii) the tenth anniversary of the Closing Date.
          (b) If at any time Purchaser believes that Sellers are not making good faith, diligent efforts to pursue and enforce the Retained SCO Rights, then Purchaser may give written notice thereof to Sellers, and if Sellers fail to provide to Purchaser within 30 days thereafter reasonable evidence that Sellers are making such good faith, diligent efforts, then upon the expiration of such 30-day period all right, title and interest of the Sellers and their Affiliates in and to the Retained SCO Rights shall immediately and automatically become vested in, owned by, and assigned and transferred to Purchaser, without any further act or deed or consideration being required of Purchaser.

          (c) If at any time either Purchaser or Sellers believe that all damages and other recoveries or relief that could reasonably be expected to be obtainable with respect to the pursuit and enforcement of the Retained SCO Rights as permitted in Section 12.2 have been obtained, then such Party may request in writing that the Parties reasonably cooperate and determine whether such is the case and, if the Parties so agree, the Parties will mutually determine the manner of transferring the Retained SCO Rights to Purchaser.
          (d) Each Seller agrees to execute such further and additional documents, instruments, and writings, and to take such other actions, as may necessary or requested by Purchaser to cause the conveyance of the Retained SCO Rights to Purchaser as provided in paragraphs (a), (b) and (c) above to be fully effective, perfected and evidenced.
ARTICLE XIII
MISCELLANEOUS
     13.1. No Survival of Representations and Warranties. All of the representations and warranties of Sellers and Purchaser set forth in this Agreement or any other Seller Document or Purchaser Document, as the case may be, shall terminate at Closing and not survive the Closing.
     13.2. Expenses. Except as otherwise provided in this Agreement, each of Sellers, on the one hand, and Purchaser, on the other hand, shall bear its own fees and expenses. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.
     13.3. Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any prior understanding or agreement, whether written or oral. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     13.4. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies (as a third party beneficiary or otherwise) under or by reason of this Agreement on any

Persons (including, without limitation, any employee or contractor of any Seller) other than Sellers and Purchaser and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Sellers or Purchaser. No provision of this Agreement shall give any third Persons any right of subrogation or action over or against Sellers or Purchaser.
     13.5. Governing Law; Consent to Service of Process; Waiver of Right to Trial by Jury. This Agreement, the Seller Documents and the Purchaser Documents shall be governed by and construed and enforced in accordance with the Bankruptcy Code and, to the extent not inconsistent with the Bankruptcy Code, the Laws of the State of Delaware applicable to agreements made and to be performed wholly within such state, without regard to principles of conflicts of laws which would result in the application of the substantive Law of any other jurisdiction. Purchaser and Sellers further agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes and other matters relating to (a) the interpretation and enforcement of this Agreement or any other Seller Document, Purchased Subsidiary Document or Purchaser Document; and/or (b) the Purchased Assets and/or the Assumed Liabilities, and the Parties expressly consent to and agree not to contest such exclusive jurisdiction; provided, however, that if the Bankruptcy Court refuses to accept jurisdiction over any such dispute, then any state or federal court located in the State of Delaware shall have jurisdiction over such dispute and Purchaser and Sellers hereby each consent to the jurisdiction of such court in any such case. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.6. Each Party waives any right to trial by jury in any action, matter or proceeding regarding or relating to this Agreement or any other Seller Document, Purchased Subsidiary Document or Purchaser Document.
     13.6. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the day when sent when sent by facsimile (with written confirmation of transmission) if so sent and confirmed prior to 5:00 p.m. local Wilmington, Delaware time on any Business Day or, if after 5:00 p.m., on the next Business Day, or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to Sellers, to:
The SCO Group, Inc.
355 South 520 West, Suite 250
Lindon, UT 84042
Attention: Mr. Jeffrey F. Hunsaker
Facsimile: 801-852-0404

With a copy to:
Berger Singerman, P.A.
350 East Las Olas Blvd.
Tenth Floor
Ft. Lauderdale, FL 33301
Attention: Arthur J. Spector, Esq.
Facsimile No.: 954-523-2872
If to Purchaser, to:
unXis, Inc.
c/o MerchantBridge & Co, Ltd.
Knowsley House, 173-176 Sloane Street
London SW1X 9QC, UK
Attention: Eric le Blan
Facsimile: 44 (2) 72010821
With a copy to:
Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: Alan S. Pearce, Esq.
Facsimile No.: 212-541-1411
     13.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be modified so as to effect the original economic position of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     13.8. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including any successor trustee or trustees appointed in the Debtors’ Chapter 11 Cases. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Party (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consent shall be void.
     13.9. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equity holder (other than Sellers) of any Seller shall have any Liability for any obligations or Liabilities of Sellers under this Agreement or the Seller Documents or for any claim or Action based on, in respect of, or by reason of, the transactions contemplated hereby and thereby except for any claim or Action against an individual based on the fraud of such individual in connection with the representations set forth in this Agreement or any other Seller Document. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of Purchaser shall have any Liability for any obligations or Liabilities of Purchaser under this Agreement or the Purchaser Documents or for any claim or Action based on, in respect of, or by reason of, the transactions contemplated hereby and thereby except for any claim or Action against an individual based on the fraud of such individual in connection with the representations set forth in this Agreement or any other Purchaser Document.
     13.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     13.11. Post-Closing Cooperation. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Seller (on its own behalf and on behalf of each Purchased Subsidiary), on the one hand, and Purchaser, on the other hand, will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party. Without limiting the foregoing, if required in order for Sellers to fully pursue any Action included in the Excluded Assets that relates to rights under Assumed Contracts, or if pursuit of that Action requires information pertaining to Assumed Contracts, Purchaser will take such actions as may be necessary and reasonably practicable in order to facilitate Sellers’ dispute resolution strategy and the implementation thereof (including, as appropriate, limited assignments of Contract rights, third-party beneficiary status, and/or joining in Sellers’ Actions as a nominal party for that sole purpose), and Purchaser will otherwise reasonably cooperate with Sellers to provide information or other assistance in support of Sellers’ Actions; provided that Purchaser will not be required to incur expenses or liabilities, and Purchaser’s compliance herewith will be reasonably tailored in order that Purchaser’s obligations will not be unreasonably burdensome on employees or representatives of Purchaser and will not be in breach of Assumed Contracts as result of its compliance with this Section 13.11. In addition, without limiting the foregoing, if required in order for Purchaser to fully pursue any Action that relates to rights under any agreements or assets or rights held by Sellers, or if pursuit of an Action requires information pertaining to such agreements, assets or rights, Sellers will take such actions as may be necessary and reasonably practicable in order to facilitate Purchaser’s dispute resolution strategy and the implementation thereof (including, as appropriate, limited assignments of contract rights, third-party beneficiary status, and/or joining in Purchaser’s Actions as a nominal party for that sole purpose), and Sellers will otherwise reasonably cooperate with Purchaser to provide information or other assistance in support of Purchaser’s Actions; provided that Sellers will not be required to incur expenses or liabilities, and Sellers’ compliance herewith will be reasonably tailored in order that Sellers’ obligations will not be unreasonably burdensome on employees or representatives of Sellers and will not be in breach of the applicable contracts, rights or agreements as result of its compliance with this Section.
     13.12. Limitation on Damages. No Party nor any of its respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns shall be liable to any other Party or its respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns, whether in contract, tort, negligence, indemnity, strict liability or otherwise, for any punitive, special, indirect, incidental or consequential damages in connection with or arising out of or relating to the performance, non-performance or breach of this Agreement or any other Seller Document, Purchased Subsidiary Document or Purchaser Document or any obligations arising hereunder or thereunder.
[Remainder of page intentionally left blank.
Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER UNXIS, INC.
By:	/s/ Stephen Norris
	Name:	Stephen Norris
	Title:	President

SELLERS THE SCO GROUP, INC.
By:	/s/ Darl McBride
	Name:	Darl McBride
	Title:	CEO

SCO OPERATIONS, INC.
By:	/s/ Darl McBride
	Name:	Darl McBride
	Title:	CEO

SCO GLOBAL, INC.
By:	/s/ Darl McBride
	Name:	Darl McBride
	Title:	CEO